UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.      )

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Lyondell Chemical Company

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LYONDELL

CHEMICAL

COMPANY

Notice of

Annual Meeting

of Shareholders

to be held

on May 1, 2003

and Proxy Statement

PLEASE RETURN

YOUR PROXY PROMPTLY

Lyondell Chemical Company

1221 McKinney Street, Suite 700

Houston, Texas 77010

March 26, 2003

Dear Shareholder:

The 2003 Annual Meeting of Shareholders will be held on Thursday, May 1, 2003, beginning at 9:00 a.m. in Lyondell’s General Assembly Room, 42nd Floor, One Houston Center, 1221 McKinney, in Houston, Texas. This booklet includes the Notice of the Meeting and the Proxy Statement, which contains information about the formal business to be acted upon by the shareholders. We encourage you to conserve natural resources, as well as reduce printing and mailing costs, by signing up for electronic delivery of Lyondell shareholder communications. For more information, please see the section of this Proxy Statement entitled “Electronic Delivery of Lyondell Shareholder Communications.”

It is important that your shares be voted whether or not you plan to be present at the meeting. You may vote over the Internet, by telephone or by mailing a traditional proxy card. Please either sign, date and return the enclosed proxy card in the enclosed postage-paid envelope or instruct us over the Internet or by telephone as to how you would like your shares voted. Voting over the Internet, by telephone or by written proxy will ensure your representation at the meeting if you do not attend in person. Instructions on how to vote your shares over the Internet, by telephone or by written proxy are on the proxy card enclosed with the Proxy Statement. If you have Internet access, we encourage you to vote over the Internet. It is convenient for you and saves your company significant postage and processing costs.

Sincerely yours,

Dan F. Smith

President and Chief Executive Officer

Lyondell Chemical Company

Notice of Annual Meeting of Shareholders

May 1, 2003

To the Shareholders:

The Annual Meeting of Shareholders of Lyondell Chemical Company (“Lyondell” or the “Company”) will be held in the Company’s General Assembly Room, 42nd Floor, One Houston Center, 1221 McKinney, in Houston, Texas, at 9:00 a.m. on Thursday, May 1, 2003, for the following purposes, as more fully described in the attached Proxy Statement:

(1)	To elect ten directors to serve until the 2004 Annual Meeting of Shareholders or until their earlier resignation or removal;

(2)	To ratify the appointment of PricewaterhouseCoopers LLP, independent auditors, as the Company’s auditors for the year 2003;

(3)	To consider and approve the amendment and restatement of the Lyondell Chemical Company Restricted Stock Plan for Non-Employee Directors; and

(4)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on March 7, 2003 will be entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

Please read the Proxy Statement. Then, please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) over the Internet, (2) by telephone or (3) by mail. For specific instructions regarding submitting a proxy, please see the instructions on the enclosed proxy card.

BY ORDER OF THE BOARD OF DIRECTORS,

KERRY A. GALVIN	Houston, Texas
Secretary	March 26, 2003

Lyondell Chemical Company

1221 McKinney Street

Suite 700

Houston, Texas 77010

PROXY STATEMENT

March 26, 2003

INTRODUCTION

The accompanying proxy is solicited by the Board of Directors of Lyondell Chemical Company (“Lyondell” or the “Company”). As described on the enclosed proxy card, you may submit your proxy (1) over the Internet, (2) by telephone or (3) by mail. Votes submitted over the Internet or by telephone must be received by 11:59 p.m. Eastern Time on April 30, 2003. Internet and telephone voting are available 24 hours a day, and if you vote over the Internet or by telephone you do not need to return a written proxy card.

When a proxy is returned properly dated and signed (or is submitted over the Internet or by telephone), and includes a shareholder’s voting instructions, the shares represented by that proxy will be voted by the persons named as proxies in accordance with the shareholder’s directions. If a proxy is dated, signed and returned (or submitted over the Internet or by telephone) without specifying the shareholder’s voting instructions, the shares will be voted as recommended by the directors of the Company. As to other items of business that may properly come before the meeting or any adjournment or postponement thereof, the persons named in the accompanying form of proxy will vote in accordance with their best judgment. It is expected that proxy materials will be sent to shareholders beginning on or about March 26, 2003.

VOTING PROCEDURES

Holders of record of the Company’s common stock at the close of business on March 7, 2003, which is the record date, will be entitled to one vote per share. On the record date, the Company had two series of its common stock outstanding: (1) common stock, par value $1.00 per share, which is referred to as “Original Common Stock,” and (2) Series B common stock, par value $1.00 per share, which is referred to as “Series B Common Stock.” The Company had 125,845,586 shares of Original Common Stock and 34,568,224 shares of Series B Common Stock outstanding on the record date. The holders of the Original Common Stock and Series B Common Stock generally are entitled to one vote per share on all matters to be voted on by shareholders, including the election of directors. Subject to certain exceptions provided for in Lyondell’s Certificate of Incorporation or required by Delaware law, holders of shares of Original Common Stock and holders of shares of Series B Common Stock vote together as a single class. Original Common Stock and Series B Common Stock are collectively referred to as “Common Stock.” Fractional shares will not be voted. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast will constitute a quorum. Abstentions and broker non-votes are counted as present in determining whether the quorum requirement is satisfied. Broker non-votes occur when a broker returns a proxy but does not have the authority to vote on a particular matter.

The directors will be elected by a plurality of the shares of Common Stock cast in person or represented by proxy at the meeting. Adoption of the proposal to ratify the appointment of the independent auditors will require the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the meeting. Approval of the amendment and restatement of the Lyondell Chemical Company Restricted Stock Plan for Non-Employee Directors will require the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy, and entitled to vote, at the Annual Meeting, provided that the total votes cast must also exceed fifty percent of the shares of Common Stock outstanding and entitled to vote on the matter.

Abstentions from voting will be included in the voting tally and will have the same effect as a vote against the ratification of the appointment of independent auditors or against approval of the amendment and restatement of the Lyondell Chemical Company Restricted Stock Plan for Non-Employee Directors, as the case may be. Broker non-votes are not considered “shares present” with respect to a matter requiring the affirmative vote of a majority of shares present in person or by proxy at the meeting. Accordingly, broker non-votes will not affect the outcome with respect to the ratification of the appointment of the independent auditors or the approval of the amendment and restatement of the Lyondell Chemical Company Restricted Stock Plan for Non-Employee Directors. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors.

The Company’s 401(k) and Savings Plan, in which employees, including executive officers, have account balances, permits plan participants to direct the plan trustees on how to vote the Original Common Stock allocated to their accounts. The trustee will vote all shares of Original Common Stock for which no participant directions are received as directed by such Plan’s Benefits Administrative Committee, which is made up of certain officers of the Company. Similarly, the trustee will vote all shares of Original Common Stock held in benefit plans of the Company’s subsidiaries for which no participant directions are received as directed by each plan’s Benefits Administrative Committee, which may be made up of certain officers of the Company.

A proxy may be revoked by a shareholder at any time before it is voted by (1) giving notice of the revocation in writing to Lyondell’s Corporate Secretary at 1221 McKinney Street, Suite 700, Houston, Texas 77010, (2) submitting another valid proxy by mail, telephone or over the Internet that is later dated and, if mailed, is properly signed or (3) voting in person at the meeting.

ELECTRONIC DELIVERY OF LYONDELL SHAREHOLDER COMMUNICATIONS

Lyondell encourages you to conserve natural resources, as well as reduce printing and mailing costs, by signing up for electronic delivery of Lyondell shareholder communications. With electronic delivery, you will receive documents such as the Annual Report and the Proxy Statement as soon as they are available, without waiting for them to arrive in the mail. Electronic delivery also can help reduce the number of bulky documents in your personal files and eliminate duplicate mailings.

To sign up for electronic delivery, visit www.icsdelivery.com/lyondell/index.html to enroll. Your electronic delivery enrollment will be effective until cancelled. If you have questions about electronic delivery, please call Lyondell’s Investor Relations Department at (713) 652-4590.

PRINCIPAL SHAREHOLDERS

The table below sets forth certain information, as of March 7, 2003, regarding the beneficial ownership of the Company’s Common Stock by persons known by the Company to beneficially own more than five percent of its outstanding Common Stock (which includes both Original Common Stock and Series B Common Stock). Information in the table and footnotes is based on the most recent Statement on Schedule 13G or 13D or amendment thereto filed by each such person with the Securities and Exchange Commission (the “SEC”), except as otherwise known to the Company.

Name and Address	Number of Shares of Common Stock	Percentage of Shares of Common Stock Outstanding
Occidental Petroleum Corporation (a) 10889 Wilshire Boulevard Los Angeles, California 90024	39,568,224	23.921%

FMR Corp. (b) 82 Devonshire Street Boston, Massachusetts 02109	16,994,412	10.632%

AXA Financial, Inc. (c) 1290 Avenue of the Americas New York, New York 10104	15,233,690	9.530%

Capital Research and Management Company (d) 333 South Hope Street Los Angeles, California 90071	9,450,000	5.900%

Barrow, Hanley, Mewhinney & Strauss, Inc. (e) 3232 McKinney Avenue, 15th Floor Dallas, Texas 75204-2429	9,185,020	5.746%

(a)	Occidental Petroleum Corporation (“Occidental”) beneficially owns its interest in Lyondell directly and indirectly through Occidental, Occidental Petroleum Investment Co. (“OPIC”) and Occidental Chemical Holding Corporation (“OCHC”). Each of Occidental, OPIC and OCHC has shared dispositive and voting power with respect to 39,568,224 shares of Lyondell’s Common Stock. The 39,568,224 shares consist of: (1) 34,568,224 shares of Lyondell’s Series B Common Stock and (2) warrants to purchase 5,000,000 shares of Lyondell’s Original Common Stock. Occidental may acquire beneficial ownership of additional shares of Lyondell’s Common Stock to the extent Lyondell elects to pay dividends on the Series B Common Stock or to make certain contingent payments to Occidental in the form of Common Stock. As part of a stockholders agreement between Lyondell and the holders of the Series B Common Stock entered into in connection with the transactions described in this Proxy Statement under the heading “Certain Relationships and Related Transactions—August 2002 Transactions,” Occidental agreed to cause each share of Lyondell Common Stock it beneficially owns, directly or indirectly, that is entitled to vote on any matter to be (1) present for the taking of any Lyondell shareholder action and (2) voted for the nominees to Lyondell’s Board of Directors that are proposed by the directors sitting on Lyondell’s Board of Directors at the time of nomination.

(b)

FMR Corp. (“FMR”) is the parent holding company of subsidiaries: Fidelity Management & Research Company (“Fidelity”), which is the beneficial owner of 14,021,732 shares of Lyondell’s Original Common Stock as a result of acting as investment adviser to various investment companies; and Fidelity Management Trust Company (“FMT”), which is the beneficial owner of 2,595,590 shares of Lyondell’s Original Common Stock as a result of serving as investment manager of certain institutional accounts. Members of the Edward C. Johnson 3d family own stock of FMR representing approximately 49% of the voting power of FMR, and are parties to a voting agreement with other holders of FMR stock. Edward C. Johnson 3d owns 12.0% and Abigail P. Johnson owns 24.5% of the outstanding voting stock of FMR. Mr. Johnson is Chairman of FMR and Ms. Johnson is a director of FMR. Neither FMR nor Mr. Johnson has sole voting power with respect to the shares of Lyondell’s Original Common Stock owned by the Fidelity funds, which power resides with the funds’ Board of Trustees. Each of FMR, Mr. Johnson and the funds has sole dispositive power with respect to 14,021,732 shares of Lyondell’s Original Common Stock owned by the Fidelity funds. Each of FMR and Mr. Johnson has sole dispositive power with respect to 2,595,590 shares of Lyondell’s Original Common Stock and sole voting power with respect to 2,587,190 shares of Lyondell’s Original Common Stock and no voting power with respect to 8,400 shares of Lyondell’s Original Common Stock owned by the FMT institutional accounts. Geode Capital Management, LLC (“Geode LLC”) beneficially owns 590 shares of Lyondell’s Original Common Stock. The managers of Geode LLC, the limited partners of Geode LLC’s parent company and the members of the general partner of Geode LLC’s parent company are shareholders and employees of FMR. Fidelity International Limited (“FIL”), a former majority-owned subsidiary of Fidelity, has sole dispositive and voting power with respect to 376,500 shares of Lyondell’s Original Common Stock. A partnership controlled by the Johnson family owns shares of FIL voting stock representing approximately 39.89% of the voting power of FIL.

(c)	AXA Financial, Inc. is the parent holding company of subsidiaries: Alliance Capital Management L.P., which has sole voting power over 5,325,346 shares, shared voting power over 8,175,464 shares and sole dispositive power over 15,141,490 shares of Lyondell’s Original Common Stock, all of which are held on behalf of clients in discretionary investment advisory accounts; and The Equitable Life Assurance Society of the United States, which has sole dispositive power over 92,200 shares of Lyondell’s Original Common Stock.

(d)	Capital Research and Management Company is an investment adviser with sole dispositive power and no voting power over 9,450,000 shares of Lyondell’s Original Common Stock as a result of acting as investment adviser to various investment companies.

(e)	Barrow, Hanley, Mewhinney & Strauss, Inc. (“Barrow”) is an investment adviser with sole voting power over 6,388,970 shares, shared voting power over 2,796,050 shares and sole dispositive power over 9,185,020 shares of Lyondell’s Original Common Stock held in accounts of certain of Barrow’s clients.

SECURITY OWNERSHIP OF MANAGEMENT

The second column in the table below sets forth the number of shares of Common Stock owned beneficially as of March 7, 2003 by each director or nominee, each of the named executive officers referenced in the Summary Compensation Table, and all directors and executive officers as a group. As of March 7, 2003, none of the directors, nominees or executive officers beneficially owned any Series B Common Stock. Unless otherwise noted, each individual has sole voting and investment power with respect to the shares of Common Stock listed in the second column below as beneficially owned by the individual. The third column in the table below sets forth the number of Deferred Stock Units held as of March 7, 2003 by these individuals under the Directors’ Deferral Plan described on page 38 of this Proxy Statement. Although the Deferred Stock Units track the market value of the Original Common Stock, they are payable only in cash and do not carry voting rights.

Name	Shares of Common Stock Owned Beneficially as of March 7, 2003(a)(b)(c)		Deferred Stock Units Held as of March 7, 2003(d)
Carol A. Anderson	19,027	(e)	25,111
William T. Butler	26,282		6,781
Stephen I. Chazen	—	(f)	1,012
T. Kevin DeNicola	204,866		—
Edward J. Dineen	316,156		—
Travis Engen	25,997		43,798
Kerry A. Galvin	220,837		—
Morris Gelb	519,771		—
Stephen F. Hinchliffe, Jr.	36,525	(g)	5,274
Ray R. Irani	—	(h)	1,012
David J. Lesar	15,273	(i)	21,153
Dudley C. Mecum	15,957		5,758
Dan F. Smith	2,107,479		—
William R. Spivey	23,032		9,205
All directors and executive officers as a group (18)	4,084,456	(j)	119,103

(a)	Includes shares of Original Common Stock held by the trustees under the Lyondell 401(k) and Savings Plan for the accounts of participants as of March 7, 2003.

(b)	The amounts shown in the second column of the table for the directors and executive officers include (1) shares of restricted stock, (2) shares acquired under the Company’s Dividend Reinvestment Plan and (3) shares that may be acquired within 60 days through the exercise of stock options. Those shares that may be acquired through the exercise of stock options include: 11,666 for each of Ms. Anderson, Dr. Butler, Mr. Engen, Mr. Hinchliffe, Mr. Lesar, Mr. Mecum and Dr. Spivey; 178,655 for Mr. DeNicola; 264,730 for Mr. Dineen; 203,850 for Ms. Galvin; 449,464 for Mr. Gelb; 1,876,424 for Mr. Smith; and 3,482,651 for all directors and executive officers as a group. Until stock options are exercised, these individuals have neither voting nor investment power over the underlying shares of Original Common Stock, and only have the right to acquire beneficial ownership of the shares through exercise of their respective stock options. The amounts shown in the second column of the table do not include Deferred Stock Units.

(c)	The number of outstanding shares shown for each person represents less than 1% of the outstanding shares of Lyondell Common Stock (which includes Original Common Stock and Series B Common Stock) as of March 7, 2003, except for shares of Common Stock beneficially owned by Dan F. Smith, which represent approximately 1.3%. The number of outstanding shares beneficially owned by all directors and executive officers as a group represents approximately 2.5% of Lyondell Common Stock outstanding as of that date.

(d)	Directors do not have voting or investment power with respect to Deferred Stock Units, and only have the right to make elections with respect to their deferrals as provided under the Directors’ Deferral Plan described on page 38 of this Proxy Statement.

(e)	Includes 100 shares of Original Common Stock held by a trust of which Ms. Anderson is an indirect beneficiary.

(f)	Does not include 39,568,224 shares of Common Stock beneficially held directly or indirectly by Occidental, for which Mr. Chazen serves as Executive Vice President—Corporate Development and Chief Financial Officer. Mr. Chazen expressly disclaims beneficial ownership of, and any direct or indirect pecuniary interest in, any Lyondell shares held by Occidental or any of its direct or indirect subsidiaries.

(g)	Includes 1,000 shares of Original Common Stock held by a trust of which Mr. Hinchliffe is a trustee and 23,859 shares held by a trust of which Mr. Hinchliffe is a trustee and a beneficiary.

(h)	Does not include 39,568,224 shares of Common Stock beneficially held directly or indirectly by Occidental, for which Dr. Irani serves as Chairman and Chief Executive Officer. Dr. Irani expressly disclaims beneficial ownership of, and any direct or indirect pecuniary interest in, any Lyondell shares held by Occidental or any of its direct or indirect subsidiaries.

(i)	Includes 2,000 shares of Original Common Stock held by a family limited partnership. The general partner of the family limited partnership is a corporation owned by Mr. Lesar and his spouse.

(j)	Includes approximately 28,959 shares of Original Common Stock owned by family members of certain directors and executive officers and family limited partnerships and trusts.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC and the New York Stock Exchange (the “NYSE”) initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

SEC regulations related to compliance with Section 16(a) of the Exchange Act require the following disclosure: As a result of an administrative error on the part of the Company, James W. Bayer and W. Norman Phillips, Jr., executive officers of the Company, failed to file on a timely basis their initial reports on Form 3 relating to their ownership of shares of Original Common Stock of the Company at the time they became reporting people under Section 16(a) of the Exchange Act.

Except as described above, to the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that such reports accurately reflect all reportable transactions and holdings, with respect to the fiscal year ended December 31, 2002, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

CORPORATE GOVERNANCE

Corporate Governance Materials

Lyondell is committed to good corporate governance and to effectively communicating with its shareholders. The roles, duties and responsibilities of the Board of Directors and each committee of the Board of Directors are summarized below. To ensure that Lyondell’s shareholders have access to its governing documents, Lyondell has attached copies of its Principles of Corporate Governance and the charters of each of the committees of its Board of Directors as appendices to this Proxy Statement. In addition, Lyondell provides copies of its Certificate of Incorporation, By-Laws, Principles of Corporate Governance and the charters of each of the committees of its Board of Directors on the Corporate Governance page of its website, www.lyondell.com. Please see the Corporate Governance page of Lyondell’s website for future updates to these documents. Information contained on Lyondell’s website is not incorporated into this Proxy Statement and does not constitute a part of this Proxy Statement.

Role of the Board of Directors

The Board of Directors represents the interests of Lyondell’s shareholders in perpetuating a successful business. It is the responsibility of the Board of Directors to provide guidance to management and to actively monitor the effectiveness of management’s policies and decisions, including the execution of its strategies, with a view toward enhancing shareholder value over the long term. To this end, Board members are expected to act in the best interests of all shareholders, be knowledgeable about the businesses, review materials distributed to them in advance of each Board meeting, make every effort to attend the meetings of the Board and committees of the Board upon which they serve, exercise informed and independent judgment, and maintain an understanding of general economic trends and conditions and trends in corporate governance.

Principles of Corporate Governance

The Board of Directors has adopted Principles of Corporate Governance to reflect the Board’s commitment to regularly monitoring policies and decisions at the Board, committee and management levels, with a view to enhancing the long-term value of the Company. The following is a summary of certain key provisions of the Principles of Corporate Governance for the Board of Directors:

At least a majority of the members of the Board will be independent, non-employee directors, with no more than two Board members being present or former members of Company management. Annually, the Board of Directors reviews the independence of each member of the Board pursuant to the independence standards established by applicable law and by the Board in the Principles of Corporate Governance. The independence standards established by Lyondell’s Board are described below under the heading “Independence Standards.”

Desired characteristics of potential new Board members are reviewed on at least an annual basis. Potential new Board members may be proposed by any director for screening, selection and recommendation for election by the shareholders. Any shareholder may nominate a candidate to serve as director pursuant to the procedures set forth in the Company’s By-Laws and described in this Proxy Statement in the section entitled “Shareholder Proposals for 2004 Annual Meeting and Director Nominations.” Invitations to join the Board of Directors are extended by the Chairman of the Board and, if the Chairman of the Board and the Chief Executive Officer hold the same position, the Chair of the Corporate Governance and Responsibility Committee. The Company has an orientation process for new directors that includes background materials, meetings with senior management and visits to Company facilities.

Whether the Chairman of the Board and the Chief Executive Officer positions should be held by separate individuals will be addressed by the Board in the best interest of the Company under the circumstances at the time. A lead director may be chosen by the directors who are not employees of the Company (the “Non-Employee Directors”) when the Chairman of the Board is an employee of the Company. The Non-Employee Directors meet regularly in executive session without management, generally at least three times each year. Instructions regarding how to contact Lyondell’s Non-Employee Directors are provided under the heading “Directors’ Meetings” below.

Directors are encouraged to limit the number of other boards on which they serve, taking into account potential board meeting attendance, participation and effectiveness of the various boards. If any member of the Audit Committee simultaneously serves on the audit committee of more than three public companies, such director will not be permitted to serve on the Company’s Audit Committee unless the Board determines annually that the simultaneous service will not impair the ability of that director to effectively serve on the Company’s Audit Committee.

There are no term limits for Board members. However, the Corporate Governance and Responsibility Committee reviews annually each director’s continuation as a member of the Board and asks each director to confirm his or her desire to continue as a member of the Board. In addition, when a director changes job responsibilities from those held when last elected to the Board, the director should offer to resign from the Board so that the Corporate Governance and Responsibility Committee has the opportunity to review the continued appropriateness of Board membership of the director. No person who has reached seventy-two years of age prior to January 1 of any year will be elected or re-elected a director in any year.

Directors that are employees of the Company do not receive additional compensation for their service as a director. The compensation for Non-Employee Directors is reviewed periodically for competitiveness. A portion of the directors’ compensation is in the form of Company equity or equity-based components to encourage increased alignment with shareholders. For a description of the compensation for Lyondell’s Non-Employee Directors, please see the section of this Proxy Statement entitled “Compensation of Directors.”

The Board conducts an annual self-evaluation, which incorporates a self-evaluation by each committee of the Board. Based on these evaluations, the Corporate Governance and Responsibility Committee reports annually to the Board on the performance of the Board and each committee in order to increase the effectiveness of the Board and each committee.

The performance of the Chief Executive Officer is evaluated by the Non-Employee Directors. The evaluation is used by the Compensation Committee when considering the compensation of the Chief Executive Officer.

The Chief Executive Officer provides an annual report to the Compensation Committee on succession planning and management development. This information is shared with the full Board.

Board members have complete access to members of management and to such independent advisors as the Board determines is necessary and appropriate from time to time. The Company provides such funding as the Board determines is necessary to compensate any advisors employed by the Board.

Independence Standards

As a matter of policy, the Board intends to maintain its independent character. Thus, at least a majority of the members of the Board will be independent directors, with no more than two Board members being present or former members of management. In addition, all members of the Audit Committee, Compensation Committee and Corporate Governance and Responsibility Committee will be independent directors.

Under the independence standards established by the Board, a director does not qualify as independent unless the Board affirmatively determines that the director has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. The

Board considers such facts and circumstances as it deems relevant to the determination of director independence. To assist it in making its determination regarding independence, the Board considers, at a minimum, the following categorical standards, which are set forth in the Company’s Principles of Corporate Governance:

•	No director who is an employee or a former employee of the Company is considered independent until five years after the employment has ended.

•	No director who is, or in the past five years has been, affiliated with or employed by a present or former auditor of the Company or an affiliate is considered independent until five years after the end of either the affiliation or the auditing relationship.

•	No director who is, or in the past five years has been, part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that currently employs the director is considered independent.

•	Directors with immediate family members in any of the above categories are not considered independent until the expiration of the relevant five-year period; provided, however, that employment of a family member of a director in a non-officer position does not preclude a determination that the director is independent.

•	No director with a relationship or transaction requiring disclosure by the Company under Item 404(b) of Regulation S-K is considered independent as long as the relationship or transaction exists and remains disclosable under Item 404(b).

In addition, an Audit Committee member is not considered independent if he or she receives compensation from the Company other than director’s fees or is otherwise an affiliated person of the Company or any subsidiary. Furthermore, (1) each member of the Company’s Audit Committee must be financially literate and (2) at least one member of the Audit Committee must have accounting or related financial management expertise and qualify as a financial expert, as such requirements may be set forth by the NYSE, the SEC and/or the Sarbanes-Oxley Act of 2002 and each as interpreted by the Company’s Board in its business judgment.

The Board of Directors has determined that all of the directors, other than Mr. Chazen, Dr. Irani and Mr. Smith, are independent as defined in the NYSE’s proposed listing standards and as provided in the independence standards set forth in the Company’s Principles of Corporate Governance and summarized above. As the Company’s President and Chief Executive Officer, Mr. Smith does not qualify as an independent director. Based on the transactions between Lyondell and Occidental and between Equistar and Occidental that are discussed in this Proxy Statement under the heading “Certain Relationships and Related Transactions,” Mr. Chazen and Dr. Irani do not qualify as independent directors. The Board also has determined that each member of the Audit Committee is financially literate. The SEC recently issued a new rule regarding identification of “financial experts” on audit committees. The rule will become effective later this year. Although the Board of Directors has not yet considered the matter, each member of the Audit Committee has advised management that he or she believes he or she would qualify as a “financial expert” for this purpose.

Directors’ Meetings

An annual meeting of the Board of Directors is held each year in conjunction with the annual meeting of shareholders for the purposes of the organization of committees, election or appointment of officers and the transaction of other business. Regular meetings of the Board of Directors may be held without notice at such times as the Board of Directors may determine. Special meetings may be called by the Chairman of the Board of Directors, the President or a majority of the directors in office. The Company’s By-Laws permit action to be taken without a meeting if all members of the Board of Directors consent to such action in writing. During 2002, the Board of Directors held nine meetings. All of the Company’s incumbent directors attended seventy-five percent or more of the aggregate of all meetings of the Board and committees on which they served during the periods that they served during 2002.

The Non-Employee Directors meet in executive session without management, generally at least three times each year in connection with regularly scheduled Board meetings. The Chairman of the Board presides at all Board meetings and at all executive sessions. If the Chairman of the Board is absent or is an employee of the Company, the Non-Employee Directors will choose another Non-Employee Director to preside at the executive sessions. Lyondell’s Chairman of the Board, Dr. William T. Butler, is an independent, Non-Employee Director. Interested parties who would like to communicate directly with the non-employee Chairman of the Board or with the Non-Employee Directors as a group should send all correspondence to Lyondell Chemical Company Board of Directors, P.O. Box 4397, Houston, Texas 77210, Attention: Non-Employee Directors.

Committees of the Board of Directors

Lyondell’s By-Laws authorize the Board of Directors to appoint such committees as they deem advisable, with each committee having the authority to perform the duties as determined by the Board. At this time, the Board of Directors has four standing committees, to which it has delegated certain duties and responsibilities. The four standing committees of the Board of Directors are: Audit, Compensation, Corporate Governance and Responsibility, and Executive. The Board of Directors has approved a charter for each committee, which sets forth the duties and responsibilities delegated to the committee by the Board of Directors and governs the committee’s actions. The purpose, duties and responsibilities of each committee are described below, and copies of each committee charter are attached as appendices to this Proxy Statement.

Audit Committee

The Audit Committee of the Board of Directors was established for the following general purposes: (1) assisting the Board of Directors in fulfilling its fiduciary and oversight responsibilities relating to the Company’s financial reporting standards and practices and the integrity of the Company’s financial statements, (2) monitoring the adequacy of and promoting continued emphasis on the Company’s internal controls, (3) assisting the Board of Directors in its oversight of the performance of the Company’s internal audit function and independent auditors, and the independent auditor’s qualifications and independence, (4) maintaining open, continuing and direct communications between the Board of Directors, the Audit Committee and both the Company’s independent auditors and its internal auditors, (5) monitoring the Company’s compliance with legal and regulatory requirements and initiating special investigations as deemed necessary and (6) preparing the annual Audit Committee Report included in this Proxy Statement in the section entitled “Audit Committee Report.” The independent auditors and the internal auditors have full and free access to the Audit Committee and meet with it, with and without management being present, to discuss all appropriate matters. Additional information about the Audit Committee and its responsibilities is included in the section of this Proxy Statement entitled “Audit Committee Report” and in the charter of the Audit Committee, which was adopted by the Board of Directors and is attached as an appendix to this Proxy Statement.

The Audit Committee currently comprises Ms. Anderson and Messrs. Hinchliffe, Lesar and Spivey. Mr. Lesar serves as Chairman. The Board of Directors has determined that each member of the Audit Committee is independent as defined in the NYSE’s current and proposed listing standards and as provided in the independence standards set forth in the Company’s Principles of Corporate Governance. The Board also has determined that each member of the Audit Committee is financially literate. The SEC recently issued a new rule regarding identification of “financial experts” on audit committees. The rule will become effective later this year. Although the Board of Directors has not yet considered the matter, each member of the Audit Committee has advised management that he or she believes he or she would qualify as a “financial expert” for this purpose. The Audit Committee held nine meetings during 2002.

Compensation Committee

The Compensation Committee discharges the Board’s responsibilities with respect to compensation of the Company’s executive officers and produces an annual report on executive compensation, which is included in this Proxy Statement in the section entitled “Compensation Committee Report.” The Compensation Committee

of the Board of Directors makes recommendations to the Board of Directors as to management succession plans, determines appropriate policy for the Company’s executive pay and benefit programs and reviews the performance of the Chief Executive Officer. The Compensation Committee also reviews executive pay and benefit programs for the Company’s joint ventures and affiliates, as appropriate. No member of the Compensation Committee is eligible to participate in any benefit plan of the Company that is administered by the Compensation Committee. Additional information about the Compensation Committee and its responsibilities is included in the charter of the Compensation Committee, which was adopted by the Board of Directors and is attached as an appendix to this Proxy Statement.

The Compensation Committee currently comprises Messrs. Butler, Engen, Hinchliffe, Lesar and Mecum. Mr. Engen serves as Chairman. The Board of Directors has determined that each member of the Compensation Committee is independent as defined in the NYSE’s proposed listing standards and as provided in the independence standards set forth in the Company’s Principles of Corporate Governance. The Compensation Committee held seven meetings during 2002.

Corporate Governance and Responsibility Committee

The Corporate Governance and Responsibility Committee plays a vital role in determining the composition of the Board of Directors, developing the Company’s corporate governance process and periodically reviewing public policy issues and significant community relations matters. The Corporate Governance and Responsibility Committee considers and makes recommendations to the Board of Directors as to the number of directors to constitute the whole Board, the selection criteria for membership and the names of persons whom it concludes should be considered for membership on the Board of Directors. Shareholders of the Company who wish to nominate persons for election to the Board of Directors must comply with the provisions of the Company’s By-Laws that are described more fully in this Proxy Statement in the section entitled “Shareholder Proposals for 2004 Annual Meeting and Director Nominations.” The Corporate Governance and Responsibility Committee also recommends matters relating to committee assignments and the roles and responsibilities of the Board and of the directors, and makes determinations on compensation for the Company’s Non-Employee Directors. In addition, the Corporate Governance and Responsibility Committee develops, reviews annually, and recommends to the Board a set of Principles of Corporate Governance applicable to the Company. The Corporate Governance and Responsibility Committee also is responsible for developing the process for evaluating the performance of the Board and each committee and assessing the effectiveness of their structure and governance. Additional information about the Corporate Governance and Responsibility Committee and its responsibilities is included in the charter of the Corporate Governance and Responsibility Committee, which was adopted by the Board of Directors and is attached as an appendix to this Proxy Statement.

The Corporate Governance and Responsibility Committee currently comprises Ms. Anderson and Messrs. Butler, Mecum and Spivey. Ms. Anderson serves as Chair. The Board of Directors has determined that each member of the Corporate Governance and Responsibility Committee is independent as defined in the NYSE’s proposed listing standards and as provided in the independence standards set forth in the Company’s Principles of Corporate Governance. The Corporate Governance and Responsibility Committee held six meetings during 2002.

Executive Committee

The Executive Committee has and may exercise all the authority of the Board of Directors in the management of the Company in the interim between meetings of the Board of Directors, except to the extent of certain exceptions set forth in Delaware law and the Company’s By-Laws. Additional information about the Executive Committee and its responsibilities is included in the charter of the Executive Committee, which was adopted by the Board of Directors and is attached as an appendix to this Proxy Statement.

The Executive Committee currently comprises Messrs. Butler, Engen and Smith. Dr. Butler serves as Chairman. The Executive Committee held two meetings during 2002.

ELECTION OF DIRECTORS

Proposal 1 on Proxy Card

Pursuant to the Company’s Certificate of Incorporation and its By-Laws, the members of the Board of Directors serve for one-year terms, and until their successors are elected and qualified. In connection with the sale of shares of the Series B Common Stock to Occidental Chemical Holding Corporation described on pages 35 and 36 of this Proxy Statement, the Company entered into a stockholders agreement with the holders of the Series B Common Stock. In the stockholders agreement, the Company agreed to exercise all of its authority under applicable law to cause any slate of directors presented to the Company’s shareholders for election to the Board of Directors to include Dr. Ray R. Irani and Stephen I. Chazen, as long as Dr. Irani and Mr. Chazen are qualified to serve and Occidental and its subsidiaries own at least 34 million shares of the Series B Common Stock. If Occidental and its subsidiaries own less than 34 million shares but at least 17 million shares of the Series B Common Stock, then the Company has agreed to include only one of Dr. Irani or Mr. Chazen in any slate of directors presented to the Company’s shareholders for election. If Occidental and its subsidiaries own less than 17 million shares of the Series B Common Stock, neither Dr. Irani nor Mr. Chazen will be entitled to be included in the slate of directors presented to the Company’s shareholders for election.

The Board of Directors has selected the persons listed below as nominees for election to the Board. Unless authority to vote for directors is withheld in the proxy, the persons named in the accompanying proxy intend to vote for the election of the ten nominees listed below. The directors will be elected by a plurality of the shares of Common Stock cast in person or represented by proxy at the meeting.

All nominees have indicated a willingness to serve as directors, but if any of them should decline or be unable to act as a director, the persons named in the proxy will vote for the election of another person or persons as the Board of Directors recommends.

The Board of Directors recommends that you vote FOR election of each nominee listed below. Properly dated and signed proxies, and proxies properly submitted over the Internet and by telephone, will be so voted unless shareholders specify otherwise.

The following biographical information is furnished with respect to each of the nominees for election at the annual meeting. The information includes age as of March 7, 2003, present position, if any, with Lyondell, period served as director, and other business experience during at least the past five years.

Carol A. Anderson, 56

Ms. Anderson was elected a director of the Company effective December 11, 1998. She currently is Managing Director of New Century Investors, LLC, which manages private equity investments in high technology ventures. Prior thereto, from April 1998, Ms. Anderson served as Managing Director of TSG International. From 1993 until March 1998, Ms. Anderson served as Managing Director of Merrill International, Ltd., which developed energy projects worldwide. Ms. Anderson also is a director of Signafor Inc. and Trustee of the National Museum of Women in the Arts.

Ms. Anderson is Chair of the Corporate Governance and Responsibility Committee and is a member of the Audit Committee.

Dr. William T. Butler, 70

Dr. Butler was elected Chairman of the Board of Directors of the Company on June 30, 1997. He has served as a director of the Company since his election on December 21, 1988, effective as of January 25, 1989. Dr. Butler has served as Chancellor of Baylor College of Medicine since January 1996. From 1979 until January 1996, he served as President and Chief Executive Officer of Baylor College of Medicine. He also is a director of C. R. Bard, Inc.

Dr. Butler is Chair of the Executive Committee and is a member of the Compensation Committee and the Corporate Governance and Responsibility Committee.

Stephen I. Chazen, 56

Mr. Chazen has served as a director of the Company since August 22, 2002. Mr. Chazen is Executive Vice President—Corporate Development and Chief Financial Officer for Occidental Petroleum Corporation (an oil and gas exploration and production company and a marketer and manufacturer of chemicals). Mr. Chazen joined Occidental as Executive Vice President—Corporate Development in 1994 and the additional responsibilities of Chief Financial Officer were added in 1999. Prior to Occidental, Mr. Chazen held numerous positions from 1982 to 1994 in the investment banking division of Merrill Lynch, where he was a Managing Director. Mr. Chazen also is a director of Premcor, Inc.

Travis Engen, 58

Mr. Engen was elected a director of the Company effective as of April 1, 1995. He has held his current position as President and Chief Executive Officer of Alcan Inc. (an aluminum manufacturer and supplier of packaging materials) since March 12, 2001. Prior thereto, from December 1995, Mr. Engen served as Chairman and Chief Executive of ITT Industries, Inc. (a diversified manufacturing company). From 1991 until December 1995, he served as Executive Vice President of ITT Corporation. Mr. Engen is a director of Alcan Inc.

Mr. Engen is Chair of the Compensation Committee and is a member of the Executive Committee.

Stephen F. Hinchliffe, Jr., 69

Mr. Hinchliffe was elected a director of the Company on March 1, 1991. Since 1988, he has held his current position of Chairman of the Board and Chief Executive Officer of BHH Management, Inc., the managing partner of Leisure Group, Inc. (a manufacturer of consumer products). Previously, he served as Chairman of the Board of Leisure Group, Inc., which he founded in 1964. Mr. Hinchliffe also is a director of BHH Management, Inc. and Leisure Group, Inc.

Mr. Hinchliffe is a member of the Audit Committee and the Compensation Committee.

Dr. Ray R. Irani, 68

Dr. Irani has served as a director of the Company since August 22, 2002. Dr. Irani has served since 1990 as Chairman and Chief Executive Officer of Occidental Petroleum Corporation (an oil and gas exploration and production company and a marketer and manufacturer of chemicals). Dr. Irani served as President of Occidental from 1994 to 1996 and as Chief Operating Officer from 1984 to 1990. He was Chairman of the Board of Directors of Canadian Occidental Petroleum Ltd. (now Nexen Inc.) from 1987 to 1999, and was honorary Chairman of the Board from 1999 to 2000. Prior to joining Occidental, Dr. Irani served as President and Chief Operating Officer of Olin Corporation. Dr. Irani also is a director of Cedars Bank and KB Home.

David J. Lesar, 49

Mr. Lesar was elected a director of the Company effective July 28, 2000. He currently serves as Chairman, President and Chief Executive Officer of Halliburton Company, one of the world’s largest diversified energy services, engineering and construction companies. Prior to his current position, Mr. Lesar served as President and Chief Operating Officer of Halliburton Company from June 1997 to August 2000. He also previously served as President and Chief Executive Officer for Brown & Root, Inc., as Executive Vice President and Chief Financial Officer for Halliburton Company and as Executive Vice President of Finance and Administration for Halliburton Energy Services. Prior to joining Halliburton in 1993, Mr. Lesar was a commercial group director and partner at Arthur Andersen Company. Mr. Lesar also is a director of Mirant Corporation.

Mr. Lesar is Chair of the Audit Committee and is a member of the Compensation Committee.

Dudley C. Mecum, 68

Mr. Mecum was elected a director of the Company on November 28, 1988, effective as of January 25, 1989. Since June 1997, Mr. Mecum has been Managing Director of Capricorn Holdings LLC, a firm specializing in leveraged buyouts. From August 1989 until January 1997, Mr. Mecum was a partner with the merchant banking firm of G. L. Ohrstrom & Company. He served as Group Vice President and director of Combustion Engineering Inc. from 1985 to December 1987, and as a managing partner of the New York region of Peat, Marwick, Mitchell & Co. from 1979 to 1985. He also is a director of Dyncorp, Suburban Propane Partners, LP, Citigroup, CCC Information Services Group Inc. and Mrs. Fields’ Famous Brands, Inc.

Mr. Mecum is a member of the Compensation Committee and the Corporate Governance and Responsibility Committee.

Dan F. Smith, 56

Mr. Smith was named Chief Executive Officer of the Company in December 1996, and has served as President of the Company since August 1994. He has served as a director of the Company since October 1988. Since December 1, 1997, Mr. Smith also has served as the Chief Executive Officer of Equistar Chemicals, LP (“Equistar”), a petrochemicals and polymers joint venture owned 70.5 percent by the Company. Mr. Smith served as Chief Operating Officer of the Company from May 1993 to December 1996. Prior thereto, Mr. Smith held various positions including Executive Vice President and Chief Financial Officer of the Company, Vice President, Corporate Planning of Atlantic Richfield Company (“ARCO”) and Senior Vice President in the areas of management, manufacturing, control and administration for the Company and the Lyondell Division of ARCO. Mr. Smith also is a director of Cooper Industries, Inc. and is a member of the partnership governance committee of Equistar. Mr. Smith also is a member of the Board and the Executive Committee for the American Chemistry Council and is past Chairman of the Operating Board and a member of the Executive Committee for the American Plastics Council.

Mr. Smith is a member of the Executive Committee.

Dr. William R. Spivey, 56

Dr. Spivey was elected a director of the Company on July 5, 2000. Dr. Spivey was Chief Executive Officer and President of Luminent Inc. from 2000 to 2001. Prior to joining Luminent, Dr. Spivey was Group President, Network Products Group for Lucent Technologies since 1997. Prior to joining Lucent, from 1994 to 1997, Dr. Spivey was Vice President of the Systems and Components Group of AT&T. From 1991 to 1994, he was President of Tektronix Development Co. and Group President at Tektronix, Inc. He also held senior management positions with Honeywell, Inc. and General Electric. He also currently serves on the Board of Directors of The Laird Group, plc, Novellus Systems Inc., Raytheon Company and Cascade Microtech, Inc.

Dr. Spivey is a member of the Audit Committee and the Corporate Governance and Responsibility Committee.

PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

Proposal 2 on Proxy Card

The Audit Committee and the Board of Directors have recommended the appointment of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) to audit the financial statements of Lyondell for the year 2003. PricewaterhouseCoopers audited the financial statements of Lyondell for 2002.

Representatives of PricewaterhouseCoopers will be present at the meeting and will have the opportunity to make a statement if they desire to do so. These representatives will also be available to respond to appropriate questions.

The proposal will be approved if it receives the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the meeting.

The Board of Directors recommends that you vote FOR ratification of the appointment of PricewaterhouseCoopers. Properly dated and signed proxies, and proxies properly submitted over the Internet and by telephone, will be so voted unless shareholders specify otherwise.

Audit Fees

The estimated aggregate fees for the audits of the financial statements for Lyondell and reviews of interim condensed consolidated financial statements was $1,418,000 with respect to the 2002 financial statements and $1,350,000 with respect to the 2001 financial statements. Of these amounts, $830,000 was billed to Lyondell by PricewaterhouseCoopers during 2002 and $1,069,000 was billed to Lyondell by PricewaterhouseCoopers during 2001.

Financial Information Systems Design and Implementation Fees

No financial information systems design and implementation services were rendered to Lyondell by PricewaterhouseCoopers in 2002 or 2001.

All Other Fees

The aggregate fees billed to Lyondell for services rendered by PricewaterhouseCoopers in 2002 and 2001, other than those services referenced in the previous two paragraphs, was approximately $1.4 million and $1.9 million, respectively. These services rendered by PricewaterhouseCoopers during 2002 and 2001 primarily consisted of benefit plan audits, agreed-upon procedures, audits of special-purpose financial statements and other services that must be performed by the independent auditor, such as comfort letters, attest services, consents and reviews of documents filed with the SEC. Fees for tax planning and compliance services included in the total above were approximately $437,000 and $368,000 during 2002 and 2001, respectively.

The Audit Committee has considered whether the provision of the services referenced above under the headings “Financial Information Systems Design and Implementation Fees” and “All Other Fees” is compatible with maintaining PricewaterhouseCoopers’ independence.

PricewaterhouseCoopers also provided audit and other services (but not financial information systems design and implementation services) to Equistar and LYONDELL-CITGO Refining LP during 2002 and 2001.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of four independent directors. The general purposes of the Audit Committee are to: (1) assist the Board of Directors in fulfilling its fiduciary and oversight responsibilities relating to the Company’s financial reporting standards and practices and the integrity of the Company’s financial statements, (2) monitor the adequacy of and promote continued emphasis on the Company’s internal controls, (3) assist the Board of Directors in its oversight of the performance of the Company’s internal audit function and independent auditors, and the independent auditor’s qualifications and independence, (4) maintain open, continuing and direct communications between the Board of Directors, the Audit Committee and both the Company’s independent auditors and its internal auditors, (5) monitor the Company’s compliance with legal and regulatory requirements and initiate special investigations as deemed necessary and (6) prepare this annual Audit Committee Report. The specific duties of the Audit Committee are set forth in the charter of the Audit Committee, which was adopted by the Board of Directors and is attached as an appendix to this Proxy Statement.

The Company’s management is primarily responsible for the Company’s financial statements and the quality and integrity of the reporting process. The independent accountants, PricewaterhouseCoopers LLP, are responsible for auditing those financial statements and for expressing an opinion on the conformity of the financial statements with generally accepted accounting principles in the United States. The Audit Committee is responsible for overseeing the financial reporting process on behalf of the Board of Directors and recommending to the Board of Directors that the Company’s financial statements be included in the Company’s Annual Report.

The Audit Committee took a number of steps in fulfilling its oversight responsibilities and making its recommendation with respect to 2002. First, the Audit Committee discussed with PricewaterhouseCoopers, the Company’s independent accountants for 2002, those matters that PricewaterhouseCoopers communicated to the Audit Committee as required by SAS 61 (Codification of Statements on Auditing Standards, AU §380). These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed PricewaterhouseCoopers’ independence with PricewaterhouseCoopers and received written disclosures and a letter from PricewaterhouseCoopers regarding independence as required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees). This discussion and disclosure assisted the Audit Committee in evaluating PricewaterhouseCoopers’ independence. Finally, the Audit Committee reviewed and discussed, with the Company’s management and PricewaterhouseCoopers, the Company’s audited financial statements. Based on discussions with PricewaterhouseCoopers concerning the audit, the independence discussions, the financial statement review and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the SEC.

Respectfully submitted,

David J. Lesar (Chairman)

Carol A. Anderson

Stephen F. Hinchliffe, Jr.

William R. Spivey

The Audit Committee

Pursuant to SEC Rules, the foregoing Audit Committee Report is not deemed “filed” with the SEC and is not incorporated by reference into the Company’s Annual Report on Form 10-K.

PROPOSAL TO APPROVE THE AMENDED AND RESTATED

RESTRICTED STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

Proposal 3 on Proxy Card

In 1996, the Company’s shareholders approved the Lyondell Chemical Company Restricted Stock Plan for Non-Employee Directors (the “Restricted Stock Plan”) to provide for the grant of awards to the Company’s Non-Employee Directors. In 1998, the Restricted Stock Plan was amended to allow those directors no longer participating in the Directors’ Retirement Plan to receive an annual award under the Restricted Stock Plan, in lieu of a pension benefit. The purpose of the Restricted Stock Plan is to provide Non-Employee Directors with a proprietary interest in the Company’s success and progress by granting them shares of Original Common Stock subject to transfer and forfeiture restrictions (“Restricted Stock”). The Company believes that increased share ownership by Non-Employee Directors further aligns shareholder and director interests by encouraging a greater focus on the Company’s profitability and on the long-term value of its Common Stock.

In December 2002, the Board of Directors approved a January 1, 2003 amendment and restatement of the Restricted Stock Plan, subject to shareholder approval. The amendment and restatement (1) increases the shares of Original Common Stock available for issuance pursuant to awards granted under the Restricted Stock Plan as Restricted Stock to 200,000 shares, (2) expands the definition of eligible directors to include any director who is not currently an employee of the Company, (3) restructures awards into grants of Restricted Stock and an associated deferred cash payment, and (4) extends the restricted period for a grant to the earlier of the tenth anniversary of the grant date or termination of directorship due to death, disability, qualified retirement, change in control or failure to be re-nominated to serve for any reason other than cause.

Without giving effect to the amendment and restatement of the Restricted Stock Plan, (1) the shares of Original Common Stock available for issuance pursuant to awards granted under the Restricted Stock Plan as Restricted Stock are not to exceed 100,000 shares (of which 35,906 shares remain available for grant), (2) eligible directors include any director who is not currently, and for the preceding ten years has not been, an employee of the Company, (3) awards granted are 25% of the annual retainer paid to Non-Employee Directors in the form of Restricted Stock, and (4) the restricted period for a grant is set by the committee appointed to administer the Restricted Stock Plan, but must be a least one year.

A summary of the principal features of the proposed amendment and restatement of the Restricted Stock Plan follows and is qualified in its entirety by reference to the specific Restricted Stock Plan provisions contained in the official text set forth in Appendix A to this Proxy Statement.

Eligibility

All current or subsequently elected members of the Board of Directors who are not current employees of the Company or any of its subsidiaries will be eligible to participate in the Restricted Stock Plan.

Administration

The Restricted Stock Plan is administered by a committee of independent members of the Board of Directors (the “Committee”). Subject to the express provisions of the Restricted Stock Plan, the Committee has the authority to determine all of the terms and conditions of grants and awards. The Committee also has the authority to prescribe rules and regulations for administering the Restricted Stock Plan and to interpret any provision of the Restricted Stock Plan.

Available Shares

Under the Restricted Stock Plan, up to 200,000 shares of Original Common Stock are authorized for grants and awards to directors, subject to adjustment in the event of a stock split, stock dividend, recapitalization, reorganization, merger or other similar event or change in capitalization. Restricted Stock may be originally issued or treasury shares or a combination of both.

Awards

Under the Restricted Stock Plan, eligible directors will receive an annual incentive award divided equally into an award of Restricted Stock and an associated deferred cash payment. The amount of the annual award granted will no longer be prescribed as 25% of the annual retainer, but will be determined by the Committee in its discretion, and may vary among eligible directors. See “Compensation of Directors—2003 Non-Employee Director Compensation” for a description of the grants anticipated for 2003.

The number of shares awarded as Restricted Stock will be calculated by dividing the dollar amount of the Restricted Stock portion of the annual incentive award by the closing price of a share of Original Common Stock on the last trading day of the calendar year prior to the calendar year when the grant date occurs.

The Restricted Stock will be subject to forfeiture until the restricted period expires. The restricted period will begin on the grant date and will continue until the tenth anniversary of the grant date or, if earlier, the termination of directorship as described below. Participants also will have the right, unless and until an award is forfeited, to receive dividends on the Restricted Stock from the grant date and the right to participate in any capital adjustment applicable to all holders of Original Common Stock. Participants will have the right to vote the shares of Restricted Stock awarded.

The Restricted Stock Plan provides for early vesting in the event of disability, death, retirement (defined as ceasing to be a director (1) on or after age 72 or (2) at any time prior to age 72 with the consent of a majority of the members of the Board of Directors other than the eligible director), change in control (see page 28 for a description of events causing a change in control) or failure to be re-nominated to serve for any reason other than cause. In the event of early vesting, shares of Restricted Stock issued pursuant to an award will be released from the restrictions. If an eligible director ceases to be a director of the Company for any other reason, the eligible director will immediately forfeit all Restricted Stock, unless a majority of the Board of Directors other than the eligible director determines that such termination of service as a director is in the best interest of the Company and approves the lapse of the restricted period and the vesting of the Restricted Stock.

Restricted Stock awarded under the Restricted Stock Plan prior to January 1, 2003 shall have the terms and restrictions set forth in the Restricted Stock Plan as in effect on the date such Restricted Stock was awarded and in the applicable granting agreement.

The related deferred cash payment is a payment of cash that each eligible director will receive within thirty business days after the date the shares of Restricted Stock become vested or, if applicable, after the date the shares of Restricted Stock are forfeited. The amount of the deferred cash payment will be equal to the price per share of Original Common Stock at the time the shares of Restricted Stock vest or are forfeited, multiplied by the number of shares of Restricted Stock vested or forfeited.

Effective Date, Amendment and Termination

If approved by shareholders, the amended and restated Restricted Stock Plan will become effective as of January 1, 2003. The Committee may amend the Restricted Stock Plan at any time except that no amendment may be made without shareholder approval if shareholder approval would be required by any applicable law, rule or regulation. The Committee may terminate the Restricted Stock Plan at any time; provided that no termination may impair any participant’s rights with respect to outstanding grants of Restricted Stock under the Restricted Stock Plan.

Federal Income Tax Consequences

The following is a brief summary of the U.S. federal income tax consequences generally arising with respect to grants and awards under the Restricted Stock Plan. A participant will not recognize any income when shares of Restricted Stock are granted, and the Company will not be entitled to a tax deduction at that time, unless the participant makes an election to be taxed at the time the Restricted Stock is granted (a “Section 83(b) election”). A participant will recognize compensation taxable as ordinary income at the time the restrictions lapse on Restricted Stock, if a Section 83(b) election was not made, in an amount equal to the fair market value of the shares at that time. The amount of ordinary income recognized by a participant should be deductible by the Company as compensation expense. In addition, a participant receiving dividends with respect to Restricted Stock for which a Section 83(b) election has not been made and prior to the time the restrictions lapse will recognize compensation taxable as ordinary income, rather than dividend income, in an amount equal to the dividends paid, and the Company is entitled to a corresponding deduction. A participant’s tax basis in the Original Common Stock received will equal the amount recognized by the participant as compensation income under the rules described above, and the participant’s holding period for those shares will begin on the date income is recognized. Deferred cash payments are taxable as ordinary income to the participant when paid, and the Company is entitled to a corresponding deduction at that time.

Required Vote and Board of Directors’ Recommendation

The proposal will be approved if it receives approval by the holders of a majority of the outstanding shares of Common Stock present, or represented by proxy, and entitled to vote at the Annual Meeting, provided that the total votes cast must also exceed fifty percent of the shares of Common Stock outstanding and entitled to vote on the matter.

The Board of Directors recommends a vote FOR approval of the amendment and restatement of the Lyondell Chemical Company Restricted Stock Plan for Non-Employee Directors. Properly dated and signed proxies, and proxies properly submitted over the Internet and by telephone, will be so voted unless shareholders specify otherwise.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about the Company’s Common Stock that may be issued pursuant to the Company’s equity compensation plans as of December 31, 2002.

Plan Category	(1) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(2) Weighted-average exercise price of outstanding options, warrants and rights	(3) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (1))
Equity compensation plans approved by security holders (a)	10,028,684	(b)	$15.41	4,460,197	(c)
Equity compensation plans not approved by security holders (d)	120,000		14.32	—

Total	10,148,684		15.40	4,460,197

(a)	These plans consist of the Lyondell Petrochemical Company Executive Long-Term Incentive Plan, the Restricted Stock Plan of Lyondell Petrochemical Company, the Lyondell Chemical Company 1999 Long Term Incentive Plan and the Lyondell Chemical Company Restricted Stock Plan for Non-Employee Directors. The table does not reflect 100,000 additional shares of Original Common Stock to be made available for issuance under the Lyondell Chemical Company Restricted Stock Plan for Non-Employee Directors if Proposal 3 described in this Proxy Statement is approved by shareholders. The table also does not reflect the warrants to purchase five million shares of Original Common Stock and contingent rights (payable in Common Stock at the election of Lyondell) issued by Lyondell to Occidental Chemical Holding Corporation, as described in this Proxy Statement under the heading “Certain Relationships and Related Transactions—August 2002 Transactions.”

(b)	The Lyondell Chemical Company 1999 Long Term Incentive Plan (the “Long Term Incentive Plan”) provides for awards of performance shares, which allow employees to earn a target number of shares of Lyondell’s Original Common Stock (or a cash amount equal to the value of those shares) based on Lyondell’s cumulative total shareholder return relative to a chemical industry peer group. The actual number of shares or equivalent cash amount earned may vary from the target amount based on Lyondell’s cumulative total shareholder return, measured over the course of the performance cycle. Performance share awards may be paid in Original Common Stock, cash or a combination thereof, at the discretion of Lyondell’s Compensation Committee. The Compensation Committee currently does not intend to pay performance share awards in Original Common Stock, but reserves the right to do so. Accordingly, the amount shown does not include 2,448,823 target performance shares outstanding as of December 31, 2002 under the Long Term Incentive Plan. The terms of performance share awards are outlined in the notes to the Long-Term Incentive Plans—Awards in 2002 table on page 26 of this Proxy Statement.

(c)	The Long Term Incentive Plan limits the number of shares available for grant under the plan to the lesser of 14 million shares or 12% of the number of shares of Original Common Stock outstanding at the time of granting the award. The 14 million share limit currently is less than 12% of the number of shares of Original Common Stock outstanding. The amount shown reflects the 4,224,854 shares remaining available for grant as of December 31, 2002 out of the 14 million share limit contained in the Long Term Incentive Plan. Of the 4,224,854 shares available for grant under the Long Term Incentive Plan as of December 31, 2002, only 2,500,000 shares may be granted pursuant to awards of performance shares or restricted stock. The amount shown also reflects, as of December 31, 2002, 199,437 shares available for grant pursuant to awards of restricted stock under the Restricted Stock Plan of Lyondell Petrochemical Company and 35,906 shares available for grant pursuant to awards of restricted stock under the Lyondell Chemical Company Restricted Stock Plan for Non-Employee Directors.

(d)	The only equity compensation plan that has not been approved by shareholders is the Stock Option Plan for Non-Employee Directors. The plan was adopted as of February 1, 2000. Effective as of January 1, 2003, the Board of Directors terminated the plan, except with respect to then-outstanding option grants. No additional stock options may be awarded under the plan. The plan authorized the granting to Non-Employee Directors of non-qualified stock options only, and all shares delivered upon the exercise of options granted under the plan must be treasury shares. All options granted under the plan have 10 year terms. The exercise price of all options granted under the plan is not less than the fair market value of the underlying Original Common Stock on the date of grant, and the plan prohibits the repricing of options. As a result of the August 2002 sale of shares of Lyondell’s Series B Common Stock to Occidental Chemical Holding Corporation as described on pages 35 and 36 of this Proxy Statement, all stock options granted under the plan during 2000 and 2001 vested in August 2002.

EXECUTIVE COMPENSATION

The following table sets forth information regarding the Chief Executive Officer and the next four most highly compensated executive officers of the Company (collectively, the “named executive officers”). The notes to the table set forth additional explanatory information regarding the compensation described in the table.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(a)	Restricted Stock Awards ($)(b)	Securities Underlying Options (#)	Long-Term Incentive Payouts ($)(c)	All Other Compensation ($)(d)
Dan F. Smith (e)	2002	1,018,004	509,226	15,059	—	635,743	1,074,741	97,450
President and Chief Executive	2001	1,018,004	741,209	10,517	—	640,650	359,839	120,159
Officer	2000	1,018,004	1,546,552	4,517	—	535,460	355,075	134,142

Morris Gelb	2002	511,036	210,772	15,791	—	251,680	212,673	70,258
Executive Vice President and	2001	451,022	218,926	9,131	—	167,822	—	63,810
Chief Operating Officer	2000	451,022	532,928	12,711	—	106,050	116,689	70,889

Edward J. Dineen	2002	413,314	136,226	13,477	—	133,509	163,721	52,717
Senior Vice President,	2001	400,010	177,984	10,456	—	120,098	59,042	54,886
Chemicals and Polymers	2000	400,010	405,130	6,926	202,794	53,630	75,980	51,560

T. Kevin DeNicola (f)	2002	311,026	101,634	10,551	—	124,515	69,140	34,045
Senior Vice President and	2001	258,414	104,528	14,330	—	64,941	27,631	33,473
Chief Financial Officer	2000	241,514	203,838	10,602	—	59,650	27,264	28,235

Kerry A. Galvin (g)	2002	331,318	101,281	10,601	—	114,615	28,505	32,760
Senior Vice President, General	2001	276,120	122,860	8,179	—	115,835	17,113	26,193
Counsel and Secretary	2000	209,049	199,890	238,846	—	36,830	16,872	21,406

(a)	The amounts shown include imputed income in respect of the Long-Term Disability Plan and tax gross-ups in respect of financial counseling reimbursements, as set forth below:

Imputed Income:

Year	Mr. Smith	Mr. Gelb	Mr. Dineen	Mr. DeNicola	Ms. Galvin
2002	$9,167	$5,138	$8,077	$8,151	$7,601
2001	4,517	4,867	7,456	7,265	6,046
2000	4,517	8,354	6,926	6,338	4,327

Financial Counseling Tax Gross-Ups:

Year	Mr. Smith	Mr. Gelb	Mr. Dineen	Mr. DeNicola	Ms. Galvin
2002	$5,892	$10,653	$5,400	$2,400	$3,000
2001	6,000	4,264	3,000	7,065	2,133
2000	—	4,357	—	4,264	2,131

“Tax gross-ups” refers to the additional reimbursement paid to a recipient to cover the U.S. federal income tax obligations associated with the underlying benefit, including an additional amount based on maximum applicable income tax rates. In addition to the imputed income and tax gross-up amounts outlined above for Ms. Galvin for 2000, the Company paid certain amounts with respect to 2000 relating to Ms. Galvin’s foreign service assignment. The payments made to or on Ms. Galvin’s behalf with respect to her foreign service in 2000 consist of: payments related to foreign taxes of $107,556, housing payments of $57,955, utilities payments of $11,860, a relocation allowance of $15,034, a cost of living allowance of $20,869 and a premium for foreign service of $19,114.

(b)	Mr. Dineen received a restricted stock award under the Restricted Stock Plan of Lyondell Petrochemical Company on May 4, 2000, in connection with a promotion. Mr. Smith, Mr. DeNicola and Ms. Galvin received restricted stock awards under the plan on June 18, 1999, in connection with their annual bonus awards for 1998. Mr. Gelb and Mr. Dineen were each awarded shares of restricted stock under the plan as a relocation bonus on August 4, 1998. The restricted stock awarded to Mr. Dineen in May 2000 (relating to his promotion) vests annually in three equal installments beginning on May 4, 2001. The restricted stock awarded to Mr. Smith, Mr. DeNicola and Ms. Galvin in June 1999 (relating to their 1998 bonus awards) vested annually in three equal installments beginning on December 15, 1999 and, as of December 15, 2001, was completely vested. The restricted stock awarded to Mr. Gelb and Mr. Dineen in August 1998 (relating to their relocation bonuses) vested annually in three equal installments beginning on December 15, 1998 and, as of December 15, 2000, was completely vested. The valuation of Mr. Dineen’s May 2000 restricted stock award in the table was calculated using the fair market value of the Company’s Original Common Stock on the date of grant, which was $18.25 per share. The value of Mr. Dineen’s unvested restricted stock (with respect to his May 2000 grant) at December 31, 2002, based on the Original Common Stock’s closing price on December 31, 2002, was $46,819. The named executive officers receive dividends on shares of restricted stock at the same rate as all other shareholders.

(c)	The payout amounts shown for all named executive officers represent the sum of (1) deferred cash payments made by the Company with respect to restricted stock awards and (2) payments made with respect to performance shares granted by the Company in February 1999 with a performance cycle from January 1, 1999 to December 31, 2001, as set forth below.

Payments with respect to Restricted Stock:

The payout amounts shown for Mr. Smith, Mr. DeNicola and Ms. Galvin for 2001 and 2000 represent the deferred cash payments made in 2001 and 2000, respectively, with respect to their June 1999 restricted stock grants (relating to their 1998 bonus awards). The 2001 and 2000 cash payments were equal to the value of the restricted stock to which they became vested in 2001 and 2000, respectively. The June 1999 restricted stock awards to Mr. Smith, Mr. DeNicola and Ms. Galvin vested annually in three equal installments beginning on December 15, 1999. The June 1999 restricted stock awards vested with respect to the second one third of the shares covered thereby on December 15, 2000, on which date the Original Common Stock had a closing sale price of $13.875, and with respect to the final one third of the shares covered thereby on December 15, 2001. To determine the value of the restricted stock that vested on December 15, 2001, which was not a trading day on the New York Stock Exchange, the Company used the weighted average of the means between the highest and lowest sales prices on December 14, 2001 (the nearest trading day before December 15, 2001) and December 17, 2001 (the nearest trading day after December 15, 2001). The average was weighted based on the number of trading days between the dates used and December 15, 2001, the vesting date. The per share weighted average price used to determine the value of the shares that vested on December 15, 2001 was $14.0617.

The payout amounts shown for Messrs. Gelb and Dineen for 2000 represent the deferred cash payments made in 2000 with respect to their August 1998 restricted stock grants (relating to their relocation bonuses). The 2000 cash payments were equal to the value of the restricted stock to which Messrs. Gelb and Dineen became vested in 2000. The August 1998 restricted stock awards to Messrs. Gelb and Dineen vested annually in three equal installments beginning on December 15, 1998. The August 1998 restricted stock awards to Messrs. Gelb and Dineen vested with respect to the final one third of the shares covered thereby on December 15, 2000, on which date the Original Common Stock had a closing sale price of $13.875.

The payout amounts shown for Mr. Dineen for 2002 and 2001 include the deferred cash payment made with respect to his May 2000 restricted stock grant (relating to his promotion). The 2002 and 2001 cash payments relating to Mr. Dineen’s May 2000 grant were equal to the value of the restricted stock to which Mr. Dineen became vested in 2002 and 2001, respectively. Mr. Dineen’s May 2000 grant vested with respect to one third of the shares covered thereby on May 4, 2001, on which date the Original Common Stock had a closing sale price of $15.94, and with respect to the second one third of the shares covered thereby on

May 4, 2002. To determine the value of the restricted stock that vested on May 4, 2002, which was not a trading day on the New York Stock Exchange, the Company used the weighted average of the means between the highest and lowest sales prices on May 3, 2002 (the nearest trading day before May 4, 2002) and May 6, 2002 (the nearest trading day after May 4, 2002). The average was weighted based on the number of trading days between the dates used and May 4, 2002, the vesting date. The per share weighted average price used to determine the value of the Mr. Dineen’s shares that vested on May 4, 2002 was $15.1383. Mr Dineen’s May 2000 grant will vest with respect to the final one third of the shares covered thereby on May 4, 2003.

Payments with respect to Performance Shares:

The amount earned pursuant to a performance share award from the Company is based on the Company’s total shareholder return ranking over the course of the performance cycle. Over the 1999-2001 performance cycle, the Company received a total shareholder return percentile ranking of 41.1, resulting in a Lyondell performance share award payment during 2002 equivalent to the value of 64.4% of each 1999 target performance share award. Performance share award payments may be made in shares of Original Common Stock, cash, or a combination thereof, at the discretion of the Compensation Committee. Payments with respect to the 1999 performance share awards were made in cash during 2002. The payout amounts shown for Messrs. Smith, Gelb, Dineen and DeNicola and Ms. Galvin for 2002 include cash payments made during 2002 with respect to their 1999 grants of performance shares in the following amounts: $1,074,741 for Mr. Smith; $212,673 for Mr. Gelb; $107,649 for Mr. Dineen; $69,140 for Mr. DeNicola; and $28,505 for Ms. Galvin.

(d)	The amounts shown include contributions to the Executive Supplementary Savings Plan, incremental executive medical plan premiums, financial counseling reimbursements and certain amounts in respect to the Executive Life Insurance Plan and the Optional Life Insurance Plan. The amounts included for 2002 are as follows:

	Mr. Smith	Mr. Gelb	Mr. Dineen	Mr. DeNicola	Ms. Galvin
Executive Supplementary Savings Plan	$65,779	$32,744	$26,645	$19,930	$21,408
Incremental Medical Plan Premiums	15,668	15,668	15,668	9,118	5,804
Financial Counseling Reimbursement	9,819	17,755	9,000	4,000	5,000
Executive and Optional Life Insurance Plans	6,184	4,091	1,404	997	548

(e)	Mr. Smith also serves as Chief Executive Officer of Equistar. Mr. Smith does not receive any compensation from Equistar. However, in recognition of Mr. Smith’s services as Chief Executive Officer of Equistar for 2002, Equistar paid an annual fee of $1,372,022 to Lyondell under a shared services agreement with Lyondell.

(f)	Mr. DeNicola was appointed as Senior Vice President and Chief Financial Officer of the Company effective as of June 30, 2002. The summary compensation information presented above includes compensation paid to Mr. DeNicola by the Company in his capacity as Senior Vice President and Chief Financial Officer since June 30, 2002 and in his capacity as Vice President, Corporate Development prior thereto.

(g)	Ms. Galvin originally was appointed as Vice President, General Counsel and Secretary in July 2000 and as an executive officer of the Company effective as of November 29, 2000. She was promoted to Senior Vice President, General Counsel and Secretary in May 2002. The summary compensation information presented above includes compensation paid to Ms. Galvin by the Company for her service in her executive capacities since November 29, 2000 and for her service in her previous capacities with the Company prior thereto.

Option Grants in 2002

	Individual Grants (a)
Name	No. of Securities Underlying Options Granted	% of Total Options Granted to Employees in 2002	Exercise Price ($/Sh)	Expiration Date	Grant Date Present Value ($)
Mr. Smith	635,743	19.67	13.80	2/8/12	2,676,478
Mr. Gelb	169,970	5.26	13.80	2/8/12	715,574
	81,710	2.53	14.63	5/1/12	397,928
Mr. Dineen	116,390	3.60	13.80	2/8/12	490,002
	17,119	0.53	14.63	5/1/12	83,370
Mr. DeNicola	72,494	2.24	13.80	2/8/12	305,200
	52,021	1.61	17.10	5/23/12	253,342
Ms. Galvin	114,615	3.55	13.80	2/8/12	482,529

(a)	All of the named executive officers received grants of stock options pursuant to the Long Term Incentive Plan on February 8, 2002. Mr. Gelb and Mr. Dineen received additional grants on May 1, 2002, and Mr. DeNicola received an additional grant on May 23, 2002, in connection with promotions and increased responsibilities. The options to purchase Original Common Stock that were granted to the named executive officers vest in one-third annual increments, with the first third vesting on February 8, 2003 (in the case of the February 8, 2002 grants), May 1, 2003 (in the case of the May 1, 2002 grants) and May 23, 2003 (in the case of the May 23, 2002 grant). The options are subject to early vesting under certain specified conditions. The grant date present value per share of options granted on February 8, 2002 was estimated using the Black-Scholes option-pricing model and the following assumptions: fair value per share of options granted–$4.21; dividend yield–6.06%; expected volatility–46.54%; risk-free interest rate–5.54%; and maturity in years–10. The grant date present value per share of options granted on May 1, 2002 and May 23, 2002 was estimated using the Black-Scholes option-pricing model and the following assumptions: fair value per share of options granted–$4.87; dividend yield–6.11%; expected volatility–46.50%; risk-free interest rate–5.76%; and maturity in years–10.

No options were exercised during 2002 by any named executive officers. The following table shows the number of shares of Original Common Stock represented by outstanding options held by each of the named executive officers as of December 31, 2002, including the value of “in-the-money” options, which represents the positive spread between the exercise price of any such option and the year-end price of the Original Common Stock.

Option Values at December 31, 2002 (a)

Name	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-The-Money Options at Fiscal Year-End ($)
	Exercisable (b)	Unexercisable	Exercisable	Unexercisable
Mr. Smith	1,664,510	635,743	—	—
Mr. Gelb	365,572	251,680	—	—
Mr. Dineen	220,228	133,509	—	—
Mr. DeNicola	155,910	124,515	—	—
Ms. Galvin	165,559	114,615	—	—

(a)	On December 31, 2002, the last reported closing sale price in 2002, as reported on the New York Stock Exchange, of Lyondell’s Original Common Stock was $12.64 per share.

(b)	Stock options granted by Lyondell prior to 1999 pursuant to a previous incentive plan provided for the accrual of dividend share credits. The number of dividend share credits allocated on each record date to an optionee’s account is computed by multiplying the dividend rate per share of Original Common Stock by the sum of (1) the number of shares subject to outstanding options and (2) the number of dividend share credits then credited to the optionee’s account, and dividing the resulting figure by the fair market value of a share of Original Common Stock on the dividend record date. The participant receives dividend share credits not only on the number of shares covered by unexercised options but also on the number of dividend share credits already in the participant’s account. Dividend share credits do not represent earned compensation and have no definite value until the date on which the options in respect of which the credits have been allocated are exercised. Dividend share credits are canceled upon an optionee’s termination of employment under certain specified circumstances. As of December 31, 2002, the dividend share credits accrued to each of the participating named executive officers’ accounts were: 12,969 for Mr. Smith; 850 for Mr. DeNicola; and 311 for Ms. Galvin. Messrs. Gelb and Dineen do not hold options granted under plans pursuant to which dividend share credits accrue. As a result of the August 2002 sale of shares of Lyondell’s Series B Common Stock to Occidental Chemical Holding Corporation as described on pages 35 and 36 of this Proxy Statement, all stock options granted by Lyondell during 2000 and 2001 pursuant to the Long Term Incentive Plan vested in August 2002.

Long-Term Incentive Plans—Awards in 2002 (a)

Name	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans
			Threshold (#)	Target (#)	Maximum (#)
Mr. Smith	193,948 shares	1/1/02-12/31/04	38,789 shares	193,948 shares	387,896 shares
Mr. Gelb	75,786 shares	1/1/02-12/31/04	15,157 shares	75,786 shares	151,572 shares
Mr. Dineen	40,521 shares	1/1/02-12/31/04	8,104 shares	40,521 shares	81,042 shares
Mr. DeNicola	37,353 shares	1/1/02-12/31/04	7,470 shares	37,353 shares	74,706 shares
Ms. Galvin	34,966 shares	1/1/02-12/31/04	6,993 shares	34,966 shares	69,932 shares

(a)	The awards granted to each of the named executive officers are pursuant to the Long Term Incentive Plan and represent awards of performance shares, which may be earned if the Company achieves its target performance over the years 2002-2004. Awards may be paid in Original Common Stock, cash or a combination thereof, at the discretion of the Compensation Committee. The Company’s performance target is to achieve total shareholder return (defined as the change in market price of the Original Common Stock plus dividend yield measured over the course of the performance cycle) during the performance cycle of at least the fiftieth percentile, as compared to the companies in its peer group. In order for any performance shares to be earned under the original terms of the awards, the Company must achieve a total shareholder return ranking of at least the thirtieth percentile (the threshold amount); and total shareholder return in the eightieth percentile will result in the maximum payment set forth above. Shareholder returns between the thirtieth and fiftieth percentile, or between the fiftieth and eightieth percentile will be interpolated between the values listed above. The peer group is comprised of the entities that are in the S&P 500 Chemicals Index and the S&P Mid Cap Chemicals Index.

Annual Pension Benefits

The following table shows estimated annual pension benefits payable to the Company’s employees, including executive officers of the Company, upon retirement at age 65 based on credited service as of January 1, 2003, under the provisions of the Lyondell Retirement Plan and the Lyondell Supplementary Executive Retirement Plan (together, the “Lyondell Retirement Plan”).

Pension Table

Average Final Earnings (Base Salary plus Annual Bonus) Highest Three Consecutive Years out of Last 10 Years	Approximate Annual Benefit for Years of Membership Service Indicated (a)(b)
	15 Years	20 Years	25 Years	30 Years	35 Years
$3,200,000	$696,000	$928,000	$1,160,000	$1,392,000	$1,624,000
3,000,000	652,500	870,000	1,087,500	1,305,000	1,522,500
2,800,000	609,000	812,000	1,015,000	1,218,000	1,421,000
2,600,000	565,500	754,000	942,500	1,131,000	1,319,500
2,400,000	522,000	696,000	870,000	1,044,000	1,218,000
2,200,000	478,500	638,000	797,500	957,000	1,116,500
2,000,000	435,000	580,000	725,000	870,000	1,015,000
1,800,000	391,500	522,000	652,500	783,000	913,500
1,600,000	348,000	464,000	580,000	696,000	812,000
1,400,000	304,500	406,000	507,500	609,000	710,500
1,200,000	261,000	348,000	435,000	522,000	609,000
1,000,000	217,500	290,000	362,500	435,000	507,500
800,000	174,000	232,000	290,000	348,000	406,000
600,000	130,500	174,000	217,500	261,000	304,500
400,000	87,000	116,000	145,000	174,000	203,000
200,000	43,500	58,000	72,500	87,000	101,500

(a)	As of December 31, 2002, the credited years of service (rounded to the nearest whole number) under the Lyondell Retirement Plan for the named executive officers were: Mr. Smith, 28; Mr. Gelb, 33; Mr. Dineen, 25; Mr. DeNicola, 12; and Ms. Galvin, 13.

(b)	All employees’ (including executive officers’) years of service with Atlantic Richfield Company prior to the creation of Lyondell have been credited under the Company’s retirement plans.

The amounts shown in the above table are necessarily based upon certain assumptions, including retirement of the employee at age 65, based on credited services as of January 1, 2003, and payment for the life of the employee only with a guaranteed minimum payment period of 60 months. The amounts will change if the payment is made under any other form of retirement benefit permitted by the respective retirement plan, or if an employee’s actual retirement occurred after January 1, 2003, since the “annual covered compensation level” of such employee (one of the factors used in computing the annual retirement benefits) may change during the employee’s subsequent years of membership service. The covered compensation for which retirement benefits are computed under the Lyondell Retirement Plan is the average of the participant’s highest three consecutive years out of the last ten years of base salary plus annual bonus. Base salary and annual bonus amounts are set forth under the “Salary” and “Bonus” headings in the Summary Compensation Table. The benefits shown are not subject to deduction for Social Security benefits or other offset amounts. However, the Lyondell Retirement Plan provides a higher level of benefits for the portion of compensation above the compensation levels on which Social Security benefits are based.

Executive Severance Arrangements

On March 15, 1999, the Compensation Committee adopted the Lyondell Chemical Company Executive Severance Pay Plan (the “Severance Plan”), which generally applies to all officers of the Company, including Messrs. Smith, DeNicola, Gelb and Dineen and Ms. Galvin, and certain other key members of management that are designated by the Chief Executive Officer. Effective as of October 5, 2000, the Compensation Committee amended and restated the Severance Plan to cover officers and other key members of management (as designated by the Chief Executive Officer of Lyondell) of the Company’s subsidiaries, including Equistar and LYONDELL-CITGO Refining LP (“LCR”). The Severance Plan provides for the payment of certain benefits to covered employees upon certain terminations following a Change in Control of the Company. Effective as of January 1, 2002, under the Severance Plan, a “Change in Control” of the Company means any one of the following events:

•	the incumbent directors of the Company (directors as of February 1, 1999 or individuals recommended or approved by a majority of the then incumbent directors other than as a result of either an actual or threatened election contest) cease to constitute at least a majority of the Company’s Board of Directors,

•	the shareholders of the Company approve a merger, consolidation, or recapitalization of the Company, or a sale of substantially all the Company’s assets, unless immediately after the consummation of the transaction, the shareholders of the Company immediately prior to the transaction would own 80% or more of the then outstanding equity interests and combined voting power of the then outstanding voting securities of the resulting entity, and the incumbent directors at the time of initial approval of the transaction would, immediately after the transaction, constitute a majority of the Board of Directors or similar managing group of such resulting entity,

•	the shareholders of the Company approve any plan for the liquidation or dissolution of the Company, or

•	any person shall become the beneficial owner of more than 20% of the outstanding Common Stock or combined voting power of all voting securities of the Company, unless such person exceeds 20% ownership solely as a result of (A) the Company acquiring securities and correspondingly reducing the number of shares or other voting securities outstanding, (B) an acquisition of securities directly from the Company except for any conversion of a security that was not acquired directly from the Company or (C) a direct or indirect acquisition by Occidental or Millennium Chemicals Inc. (“Millennium”) (or an affiliate) of beneficial ownership of securities representing (x) in the case of Occidental and its affiliates, no more than 40%, (y) in the case of Millennium and its affiliates, no more than 40%, and (z) in the case of Occidental and Millennium and their respective affiliates in the aggregate, no more than 49% of either the then outstanding Common Stock or combined voting power of the then outstanding voting securities of the Company, as contemplated by any agreement between the Company and Occidental and/or Millennium or their affiliates where, as a result of the transaction or series of related transactions, the Company or the resulting entity owns a greater percentage equity interest in Equistar than the Company owned immediately prior to the transactions. If a person referred to in either (A) or (B) of this clause shall thereafter become the beneficial owner of additional shares of Common Stock or other ownership interests representing 1% or more of the outstanding shares of Common Stock or 1% or more of the combined voting power of the Company (other than by stock split, stock dividend or similar transaction or as a result of an event described in (A), (B) or (C) of this clause), then a Change in Control will be deemed to have occurred.

A Change in Control will not be deemed to occur under the second bullet of the paragraph above if each of the following conditions is met: (1) the transaction is between the Company and/or its affiliates and Millennium and/or its affiliates, (2) the Company or an entity that was a wholly owned subsidiary of the Company prior to the transaction has a class of equity securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, immediately after the transaction, (3) Millennium or an entity that was a wholly owned subsidiary of Millennium prior to the transaction has a class of equity securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, immediately after the transaction, and (4) as a result of the transaction, the Company or its affiliates own a greater percentage equity interest in Equistar than the Company owned immediately prior to the transaction.

If an employee covered under the Severance Plan is terminated by his or her employer without cause or by the employee for good reason (which includes certain “constructive” terminations) within two years following a Change in Control, the employee will be entitled to receive from the Company a payment under the Severance Plan equal to one times to three times annual earnings, depending on the employee’s position with his or her employer. Annual earnings for this purpose is generally the sum of an employee’s base pay plus target annual bonus. Each of Messrs. Smith and Gelb would receive from the Company a payment equal to three times his annual earnings. Mr. DeNicola, Mr. Dineen and Ms. Galvin would receive from the Company a payment equal to two times his or her annual earnings. Outstanding Lyondell option awards, if any, to covered employees will be automatically vested. Covered employees will also receive, at the Company’s expense: (1) eligibility to commence vested early retirement benefits under the Company’s or a subsidiary’s retirement plans, actuarially reduced for early commencement, and retiree medical coverage; (2) continuation of welfare benefit coverages for a period of two years following termination; and (3) outplacement services for a period of one year, at a cost not to exceed $40,000. In addition, covered employees will receive a gross-up payment from the Company for the amount of the excise tax liability, if any, imposed pursuant to Code Section 4999 with respect to any benefits paid in connection with the Change in Control. In order to receive benefits under the Severance Plan, a covered employee must sign a general release of claims against the Company and its affiliates. Upon a Change in Control, if applicable, the Company also will deposit into the Company’s Supplemental Executive Benefit Plans Trust any additional assets necessary to fully fund the benefits due under the Supplementary Executive Retirement Plan and the Executive Deferral Plan. The Severance Plan may be amended or terminated at any time prior to a Change in Control or, if earlier, prior to the date that a third party submits a proposal to the Board of Directors that is reasonably calculated, in the judgment of the Compensation Committee, to effect a Change in Control. The Severance Plan may not be amended to deprive a covered employee of benefits after a Change in Control.

PERFORMANCE GRAPH

The Performance Graph below compares the cumulative total return to shareholders of the Company for a five-year period (December 31, 1997 to December 31, 2002) with the cumulative total return to shareholders of the S&P 500 Stock Index and two separate peer groups. The Company’s performance share awards allow the participants to earn a number of shares of the Company’s Original Common Stock or an equivalent cash amount based on the Company’s cumulative total shareholder return over the measurement period of the award relative to a chemical industry group comprised of the entities that are in the S&P 500 Chemicals Index and the S&P Mid Cap Chemicals Index. The entities in those indices change over time, and the Company believes that the peer group used for the Performance Graph should closely track the peer group used for the performance share awards. As a result of changes in the entities comprising those indices, the Company is revising its peer group for the Performance Graph from “Old Peer Group” to “New Peer Group.”

The Old Peer Group consists of: Air Products and Chemicals, Inc., Airgas, Inc., Albemarle Corporation, Cabot Corporation, Calgon Carbon Corporation, Crompton Corporation, Cytec Industries, Inc., Dow Chemical Company, EI DuPont de Nemours & Company, Eastman Chemical Company, Ecolab, Inc., Engelhard Corporation, Ethyl Corporation, Ferro Corporation, FMC Corporation, HB Fuller Company, Georgia Gulf Corporation, B. F. Goodrich Company, W. R. Grace & Co., Great Lakes Chemical Corporation, Hercules Incorporated, IMC Global, Inc., International Flavors and Fragrances, Lubrizol Corporation, Minerals Technologies Inc., Olin Corporation, PolyOne Corporation, PPG Industries, Inc., Praxair Inc., Rohm & Haas Company, RPM Incorporated, A Schulman, Inc., Sigma-Aldrich Corporation, Solutia, Inc. and Lyondell. The Old Peer Group is substantially the same as the peer group used in calculating total shareholder return for the performance share awards granted in 2000.

The New Peer Group consists of the same entities as the Old Peer Group, except that Calgon Carbon Corporation, Ethyl Corporation, Georgia Gulf Corporation, B. F. Goodrich Company, W. R. Grace & Co. and PolyOne Corporation have been removed from the New Peer Group, and Monsanto Company and The Valspar Corporation have been added to the New Peer Group to reflect changes in the entities comprising the S&P 500 Chemicals Index and the S&P Mid Cap Chemicals Index. The New Peer Group is substantially the same as the peer group used in calculating total shareholder return for the performance share awards granted after 2000.

Comparison of 5 Year Cumulative Total Return

Assumes Initial Investment of $100

	1997	1998	1999	2000	2001	2002
Lyondell	$100.00	$70.54	$53.04	$68.52	$68.06	$63.69
S&P 500	100.00	128.58	155.64	141.47	124.66	97.11
New Peer Group (a)	100.00	89.61	105.47	92.19	93.50	89.72
Old Peer Group (a)	100.00	89.96	101.76	88.40	88.12	85.68

(a)	Group total returns are weighted by average annual market capitalization for each of the Peer Group companies as of the beginning of each year and assume the reinvestment of dividends.

Pursuant to SEC Rules, the foregoing “Performance Graph” section of the Proxy Statement and the “Compensation Committee Report” that follows are not deemed “filed” with the SEC and are not incorporated by reference into the Company’s Annual Report on Form 10-K.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors (the “Committee”) is composed of five independent directors: Travis Engen (Chairman), Dr. William T. Butler, Stephen F. Hinchliffe, Jr., David J. Lesar and Dudley C. Mecum. The Committee has responsibility for establishing and administering the pay philosophy, policies, and plans for the executive officers of the Company. The Committee conducts an annual review of the Chief Executive Officer’s performance and of executive pay. The Committee also approves all salary changes, grants and awards to officers of Lyondell.

Executive Pay Philosophy

The overriding principle behind the Company’s pay philosophy is that pay must support the Company’s primary objective of creating shareholder value and that premium pay will be provided for premium performance. The Committee believes that its pay philosophy enables the Company to attract, retain and reward executive talent competitively. Specific elements of this philosophy are:

•	Executive base salaries should be competitive with salaries for similar positions in a broad group of industrial and chemical companies that are similar to Lyondell, with incentives varying substantially commensurate with the Company’s performance and designed to account for the cyclical nature of the Company’s businesses.

•	The pay programs should foster a team orientation and a high degree of cooperation and coordination among top management.

•	Performance should be defined in terms of measures that directly link to or strongly influence Lyondell’s shareholder value and achievement of strategic business and other performance objectives.

•	Substantial ownership in the Company’s stock among executives should be highly encouraged so that management interests are closely aligned with shareholders in terms of both risk and reward.

Driven by this philosophy, the Company’s executive pay program has been designed to encourage a long-term performance orientation, with performance measures strongly related to shareholder value creation. Further, the program is designed to facilitate ownership of Company stock. As a result, the Company’s total pay package is designed to be highly sensitive to the Company’s performance, defined in terms of shareholder value creation.

Base Salary

Pursuant to the pay philosophy, Lyondell’s executive base salaries generally are targeted at the fiftieth percentile of the market according to nationally recognized surveys for industrial and chemical companies. The market data used are reflective of the Company’s size, as measured by enterprise revenues.

Generally, the Committee assesses market pay by position by relying on published surveys covering a group of industrial and chemical companies. Using this data, salary adjustments generally are made such that salaries for most executives are set at the median of the market. Many of the Company’s executive officers currently are being compensated at a level that is below the median of the market. In addition, in recognition of the current business conditions in the chemical industry, Mr. Smith did not receive increases in base salary in 2001 and 2002. Other executive officers whose base salary was significantly below the median of the market, such as Mr. Gelb, Mr. Dineen, Mr. DeNicola and Ms. Galvin, received salary increases during 2002 to reflect their increased responsibilities.

Long Term Incentive Plan

The Long Term Incentive Plan is the executive incentive compensation program for the Company. The Long Term Incentive Plan provides the Committee with sufficient tools to provide long-term incentive compensation that is closely tied to the creation of shareholder value. The Long Term Incentive Plan allows the

Committee to make long-term incentive awards in the form of stock options, restricted stock, performance shares, phantom stock or stock appreciation rights, and to make cash bonus payments. Under this program, incentive compensation opportunities for 2002 were delivered in three forms:

•	An annual cash award, which rewards management for economic value as determined by the Committee.

•	Stock options, granted at 100 percent of fair market value, having a term of ten years and vesting at a rate of one-third per year over three years, with accelerated vesting upon death, disability, retirement or change in control or if the Original Common Stock price increases 100 percent. The stock option awards are intended to provide incentive to participants to increase the Company’s share price over time.

•	A performance share arrangement, under which executives may earn a target number of shares of Lyondell Original Common Stock (or a cash amount equal to the value of those shares) based on the Company’s cumulative total shareholder return (Original Common Stock price growth plus reinvested dividends, measured over the course of the performance cycle) relative to a chemical industry group comprised of the entities that are in the S&P 500 Chemicals Index and the S&P Mid Cap Chemicals Index. Although the entities in those indices may change over time, the chemical industry group used for the performance shares is substantially the same as the New Peer Group used in the Performance Graph on pages 29 and 30 of this Proxy Statement. The actual number of shares of Original Common Stock or equivalent cash amount earned may vary from the target amount based on the Company’s cumulative total shareholder return, measured over the course of the performance cycle. The performance shares are intended to provide incentive to participants to improve Lyondell’s total shareholder return performance compared to comparable companies in the chemical industry.

Based on published, nationally recognized compensation surveys for industrial and chemical companies, the Committee established a percentage of base salary that would, subject to attainment by the Company of objective financial results as established by the Committee, be payable in incentive compensation to Lyondell executive officers. The percentages for both annual cash bonus and long-term compensation were targeted at the industry medians for such compensation, as reflected in the published surveys. The Long Term Incentive Plan recognizes the deeply cyclical nature of the chemical industry, which experiences significant year-to-year swings in financial results. The Long Term Incentive Plan reflects the continuing focus on encouraging growth in economic value over the long term and provides award mechanisms designed to moderate the effect of the cycle on pay over the longer term. The Committee believes that this approach to pay enables the Company to attract, retain and reward executive talent competitively.

Annual Cash Award

The 2002 annual cash bonus formula for executive officers of the Company was approved by the Committee in February 2002. As in prior years, the formula uses a rolling five-year average of economic value. Economic value measures the Company’s cash flow performance in excess of a capital charge, which is calculated by multiplying the capital invested in the Company by the Company’s weighted average cost of capital. The formula is designed to reflect the Company’s pay philosophy of encouraging growth in economic value over the long term while dampening the effect of earnings cyclicality in the chemical industry. As a result, the implementation of the formula can result in lower bonuses being paid in years where the Company substantially increases economic value and can also result in bonuses being paid in years where the Company incurs losses in economic value, such as was the case in 2002.

Long-Term Incentives

For 2002, long-term incentive compensation for executive officers was split equally between stock options and performance shares, both of which are linked directly to shareholder return. The exercise price for stock options is the higher of the average closing price of a share of Original Common Stock during the first ten trading days of the year or the closing price on the date of grant. The exercise price for stock options cannot be less than the fair market value of the Company’s Original Common Stock on the date of grant, and the Long Term Incentive Plan does not permit the repricing of stock options. Thus, the value of the shareholders’ investment in the Company must appreciate before an optionee receives any financial benefit from the option. The number of shares of Original Common Stock subject to stock options granted in 2002 was calculated using the target award value and the Black-Scholes model, including the assumptions set forth under the Option Grants in 2002 table set forth on page 25 of this Proxy Statement. The number of target performance shares for each executive officer was calculated using the target award value and the average fair market value of the Company’s Original Common Stock during the first ten trading days of 2002. The terms of the 2002 performance shares granted to the named executive officers are shown in the Long-Term Incentive Plans—Awards in 2002 table on page 26 of this Proxy Statement.

2003 Compensation under the Long Term Incentive Plan

Consistent with current trends in executive compensation, for 2003, the Committee modified the components of incentive compensation by reducing the number of stock options granted and granting shares of restricted stock as part of a restricted stock arrangement in lieu of a portion of the stock options granted in previous years. As a result, for 2003, incentive compensation opportunities for Mr. Smith and the other executive officers consist of an annual cash award, stock options, performance shares and a restricted stock arrangement.

The restricted stock arrangement is divided equally into a grant of restricted stock and an associated deferred cash payment. The exact number of shares awarded as restricted stock is calculated by dividing the dollar amount of the restricted stock portion of the award by the closing price of a share of Original Common Stock on the last trading day of the calendar year before the calendar year when the grant is made. The amount of the associated deferred cash payment equals the closing price of a share of Original Common Stock on the date the restricted stock vests, multiplied by the number of shares of restricted stock vesting. The restricted stock vests at a rate of one-third per year over three years, with accelerated vesting upon death, disability, retirement or change in control. The associated deferred cash payment is paid when and if the shares of restricted stock vest. The two components of the restricted stock arrangement are designed to work together to encourage executive officers to retain an ownership interest in the Company, to align their interests with those of the shareholders and to increase the Company’s share price over time.

Stock Ownership Guidelines

The Committee has adopted stock ownership guidelines for executive officers as a way to align more closely the interests of the key executive officers with those of the shareholders. The current ownership targets are as follows:

Position	Value as a Multiple of Base Salary
Chief Executive Officer	4.0
Executive Vice President	3.0
Senior Vice President	2.0
Vice President	1.0

All shares which are beneficially owned, including, if applicable, shares of unvested restricted stock and shares held in the Company’s 401(k) plan, but excluding unexercised stock options, count toward fulfillment of the ownership guidelines. Although the stock ownership guidelines are not part of the Long Term Incentive Plan, the executives are requested to own shares valued at the above listed multiples of base salary within five years of their initial participation in the Long Term Incentive Plan. At its March 2003 meeting, the Committee reviewed the progress of the covered executives relative to compliance with the stock ownership guidelines and determined that all of the named executive officers are currently on track to be in compliance with the stock ownership guidelines at the end of the five year period.

Chief Executive Officer’s 2002 Pay

The Committee’s objective is to move executive pay towards the targeted level at the median competitive salary for industrial and chemical companies of similar size as determined from published compensation surveys. Based on these surveys, Mr. Smith was eligible for an increase in base salary for 2001 and 2002. However, in recognition of business conditions, Mr. Smith’s salary was not increased for 2001 or 2002.

Using the criteria discussed earlier in this Compensation Committee Report, in February 2002, Mr. Smith received a grant of 635,743 stock options and 193,948 performance shares under the Long Term Incentive Plan. The stock options were granted at an exercise price of $13.80 per share. Performance shares are based on a three-year total shareholder return for Lyondell as compared to a chemical industry peer group for the period 2002-2004, as further described on page 26 of this Proxy Statement.

In February 2003, Mr. Smith received an annual cash award of $509,226 under the Company’s Long Term Incentive Plan with respect to the five-year measurement period ended December 31, 2002. Based on the formula provided under the Long Term Incentive Plan, this award was appropriate given the Company’s achievements in creating value during the five-year measurement period, as measured by economic value. Mr. Smith’s annual cash award was less than his targeted award, primarily as a result of the business environment during 2001 and 2002. In addition, the Committee conducted its annual review of the Chief Executive Officer’s performance. In addition to economic factors measured in determining that Mr. Smith’s annual cash award for 2002 was appropriate, the Committee also considered significant accomplishments of the Company during 2002.

Omnibus Budget Reconciliation Act of 1993

Section 162(m) of the Omnibus Budget Reconciliation Act of 1993 limits the deductibility of pay in excess of $1 million paid to the Company’s Chief Executive Officer and the next four highest paid officers during any fiscal year, beginning with 1994, unless such pay meets certain requirements. The Committee seeks to qualify compensation for deductibility, but retains the discretion to pay non-deductible amounts if that would be in the best interests of the Company and shareholders.

Compensation Committee Members

The Compensation Committee believes that shareholders are well served by Lyondell’s executive management team and that the executive pay philosophy and programs that have been established support the long-term success of the Company. This report is submitted by the Compensation Committee of the Board of Directors of Lyondell.

Respectfully submitted,

Travis Engen (Chairman)

Dr. William T. Butler

Stephen F. Hinchliffe, Jr.

David J. Lesar

Dudley C. Mecum

The Compensation Committee

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee are Travis Engen (Chairman), Dr. William T. Butler, Stephen F. Hinchliffe, Jr., David J. Lesar and Dudley C. Mecum. Mr. Smith, President and Chief Executive Officer and a director of Lyondell, also serves as Chief Executive Officer and a member of the Partnership Governance Committee of Equistar. Mr. Hollinshead, Vice President, Human Resources of Lyondell, is a member of Equistar’s Compensation Committee. Mr. Smith does not receive any compensation from Equistar for his services. Mr. Smith’s compensation is determined by Lyondell’s Compensation Committee, as described in the Compensation Committee Report above. Accordingly, neither the Partnership Governance Committee nor the Compensation Committee of Equistar determines Mr. Smith’s compensation.

Lyondell, Equistar, LCR and Lyondell Methanol Company, L.P. (“LMC,” an entity that is wholly owned by Lyondell), engage in numerous transactions. Lyondell believes that these transactions were obtained on terms substantially no more or less favorable than those that would have been agreed upon by third parties on an arm’s-length basis. Lyondell generally expects that transactions of a similar nature will occur between Lyondell, Equistar, LCR and LMC during 2003.

In 2002, Lyondell and LCR purchased $459.4 million and $323.7 million, respectively, of chemicals from Equistar, and Equistar purchased $700,000 and $217.7 million, respectively, of products from Lyondell and LCR. Equistar and LCR also are parties to tolling, terminaling and storage and other arrangements, for which Equistar billed LCR $20.2 million in 2002 and LCR billed Equistar $600,000 in 2002. Equistar provides various administrative services, research and development services and barge and dock usage and related services to Lyondell, for which Equistar charged Lyondell $9.7 million in 2002. Lyondell charged Equistar $133.5 million in 2002 for various administrative and other services, including for the services of Mr. Smith.

Lyondell also has various service (including administrative service) and cost sharing arrangements with LCR. In 2002, LCR billed Lyondell $1.3 million and Lyondell billed LCR $2.5 million under these arrangements. In addition, Lyondell sold $1.1 million of methyl tertiary butyl ether (“MTBE”) to LCR and LCR sold $1.1 million of MTBE to Lyondell during 2002.

LMC purchased $75.6 million of natural gas from Equistar in 2002. LMC also paid Equistar a fee of $6.6 million in 2002 in exchange for the provision of operating and other services, including acting as sales agent for the methanol products of LMC and including the lease to LMC by Equistar of the real property on which LMC’s methanol plant is located.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Lyondell, Equistar and Occidental and its affiliates have engaged in numerous transactions. Lyondell believes that these transactions were obtained on terms substantially no more or less favorable than those that would have been agreed upon by third parties on an arm’s-length basis. Lyondell generally expects that commercial transactions of a nature similar to those described below under the heading “Commercial Transactions with Occidental and Affiliates” will occur between Lyondell and Occidental and between Equistar and Occidental and its affiliates during 2003.

August 2002 Transactions

On August 22, 2002, Lyondell purchased Occidental’s 29.5% ownership interest in Equistar by purchasing all of the outstanding stock of the Occidental subsidiaries that were owners of interests in Equistar. To finance that purchase, Lyondell sold the following to a subsidiary of Occidental: (1) 34 million shares of newly issued Lyondell Series B Common Stock, (2) warrants to acquire five million shares of Lyondell’s Original Common Stock at a price of $25 per share and (3) a right to receive contingent payments equivalent in value to 7.38% of Equistar’s cash distributions related to 2002 and 2003, up to a total of $35 million, payable in cash, Series B Common Stock or Original Common Stock, as determined by Lyondell.

Occidental was not a related party with respect to Lyondell prior to these transactions. The transactions were negotiated on an arm’s-length basis. The transactions included concurrent payments between the parties of agreed amounts of approximately $440 million. The $440 million specified value of the transactions agreed to by the parties was based on the estimated fair value of Equistar as of January 23, 2002, the date Lyondell confirmed its interest in purchasing Occidental’s 29.5% interest in Equistar. Lyondell’s determinations as to value were made by Lyondell’s President and Chief Executive Officer, Chief Financial Officer, Controller and Lyondell’s Board of Directors.

As a result of these transactions, Occidental no longer owns an interest in Equistar and Lyondell’s ownership interest in Equistar increased from 41% to 70.5%. Millennium owns the remaining 29.5% interest in Equistar. As of March 7, 2003, Occidental beneficially owned 23.921% of all of Lyondell’s outstanding Common Stock. See “Principal Shareholders” above for a description of Occidental’s beneficial ownership. In addition, as a result of the transactions described above, two Occidental executives, Dr. Ray R. Irani, Chairman and Chief Executive Officer, and Stephen I. Chazen, Executive Vice President—Corporate Development and Chief Financial Officer, became members of Lyondell’s Board of Directors. See “Election of Directors” above for biographical information regarding Dr. Irani and Mr. Chazen and a discussion of the agreement regarding their election to the Board of Directors.

Commercial Transactions with Occidental and Affiliates

During 2002, Lyondell purchased sodium methylate and caustic soda from Occidental. Occidental charged Lyondell $700,000 for these purchases during 2002.

Equistar and Occidental Chemical Corporation, a wholly owned subsidiary of Occidental (“Occidental Chemical”), are parties to an ethylene sales agreement pursuant to which Occidental Chemical and its affiliates have agreed to purchase an amount of ethylene from Equistar equal to 100% of the ethylene raw material requirements of Occidental Chemical’s U.S. plants. During 2002, Equistar sold $358.3 million of ethylene to Occidental Chemical and its affiliates under the ethylene sales agreement.

In addition to ethylene, Equistar made sales of methanol as agent for LMC to Occidental Chemical totaling $23,500 in 2002. Also, from time to time, Equistar has entered into over-the-counter derivatives, primarily price swap contracts, related to crude oil with Occidental Energy Marketing, Inc., a subsidiary of Occidental Chemical, to help manage its exposure to commodity price risk with respect to crude oil-related raw material purchases. There were no outstanding price swap contracts during 2002. Equistar purchased various other products from Occidental Chemical at market-related prices totaling $800,000 in 2002.

Occidental Chemical owns 76% of Oxy Vinyls, LP (“Oxy Vinyls”), a joint venture partnership, the remaining interest in which is held by an unaffiliated party. Equistar sells ethylene to Oxy Vinyls for Oxy Vinyls’ LaPorte, Texas facility at market-related prices pursuant to an agreement, which expires on December 31, 2003. Equistar made ethylene sales to Oxy Vinyls totaling $42.0 million in 2002.

Equistar subleases certain railcars from Occidental Chemical, for which Occidental Chemical charged Equistar $6.6 million in 2002. In addition, Equistar leases its Lake Charles facility and the land related thereto from an affiliate of Occidental for $100,000 per year under a lease that expires in May 2003. The Lake Charles facility has been idled since the first quarter of 2001. The Equistar Partnership Agreement provides that, if the Lake Charles lease terminates, one of the former-Occidental subsidiaries (now owned by Lyondell) that owns a 6.623% interest in Equistar could lose its partnership interest in Equistar and no longer be an owner of Equistar. If that occurs, the agreements entered into in August 2002 between Lyondell and Occidental in connection with Lyondell’s purchase of Occidental’s interest in Equistar provide that Occidental will either (1) allow Lyondell or, at Lyondell’s election, Equistar to acquire, operate or receive the benefit of operating the previously-leased Lake Charles facility, (2) pay Lyondell $75 million in cash or (3) if the value is greater than $75 million, transfer or pay to Lyondell 5.4 million shares of Lyondell Common Stock or the sale proceeds from 5.4 million shares of Lyondell Common Stock or a combination of both. The parties are investigating alternatives related to the facility and land, which may include contributing the Lake Charles facility to a partnership owned jointly by Occidental and Equistar.

COMPENSATION OF DIRECTORS

Directors’ Fees

Directors who are employees of the Company are not paid any fees or additional compensation for service as members of the Board of Directors or any committee thereof.

2002 Non-Employee Director Compensation

During 2002, Non-Employee Directors were paid an annual retainer of $40,000 (of which $10,000 was in the form of deferred stock units (“Deferred Stock Units”)) and $1,250 for each Board or committee meeting attended, and were reimbursed for travel and other related expenses incurred in attending such meetings. In addition, the Non-Employee Directors who served as Chairs of the Audit, Compensation and Corporate Governance and Responsibility Committees each received a $7,500 payment. The non-employee Chairman of the Board received an additional $40,000 payment, of which $10,000 was in the form of Deferred Stock Units. At the election of each Non-Employee Director, the portion of the annual retainer, meeting fees, committee chair fees and Chairman of the Board fee that was not automatically paid in Deferred Stock Units was (1) paid in cash currently, (2) deferred under the Directors’ Deferral Plan (described below) as cash or (3) deferred under the Directors’ Deferral Plan as Deferred Stock Units.

In addition, on February 8, 2002, the Board of Directors approved the grant to each Non-Employee Director of an option to acquire 5,000 shares of Original Common Stock at an exercise price of $13.80, representing the average closing price of a share of Original Common Stock for the first ten trading days of 2002. The closing price of a share of Original Common Stock on February 8, 2002 was $13.38. The options vest annually in one third increments, subject to early vesting in certain situations. The shares of Original Common Stock deliverable upon the exercise of an option must be treasury shares.

2003 Non-Employee Director Compensation

For 2003, Non-Employee Directors are paid an annual retainer of $70,000, but are no longer paid additional fees for attending Board or committee meetings. Non-Employee Directors continue to be reimbursed for travel and other related expenses incurred in attending Board or committee meetings. In addition, the Non-Employee Directors who serve as Chairs of the Audit, Compensation and Corporate Governance and Responsibility Committees each receive a $7,500 payment. The non-employee Chairman of the Board receives an additional $80,000 payment. At the election of each Non-Employee Director, all or a portion of the annual retainer, committee chair fees and Chairman of the Board fee is (1) paid in cash currently, (2) deferred under the Directors’ Deferral Plan as cash or (3) deferred under the Directors’ Deferral Plan as Deferred Stock Units.

Effective as of January 1, 2003, the Board of Directors terminated the Stock Option Plan for Non-Employee Directors (except with respect to then-outstanding option grants). As a result, Non-Employee Directors will no longer receive stock option grants. Subject to shareholder approval of the amendment and restatement of the Restricted Stock Plan for Non-Employee Directors, as described in Proposal 3 of this Proxy Statement, Non-Employee Directors will receive an annual incentive award valued at $45,000, which will be divided equally into an award of Restricted Stock and an associated deferred cash payment. If the amendment and restatement of the Restricted Stock Plan is not approved by shareholders, the Board anticipates that the annual incentive award will be paid entirely in cash. For a description of the components of the annual incentive award, see “Restricted Stock” below.

Stock Ownership Guidelines

The Company believes that paying a portion of the directors’ compensation in stock further aligns the directors’ interests with the shareholders’ interests and, accordingly, has adopted stock ownership guidelines for its Non-Employee Directors. Non-Employee Directors are encouraged to hold shares equal in value to the annual retainer. All shares beneficially owned, including Restricted Stock and other equity-based instruments such as Deferred Stock Units, are counted towards fulfillment of the stock ownership guidelines. Unexercised stock options, unless both vested and in-the-money, do not count towards fulfillment of the stock ownership guidelines.

Deferred Stock Units

Deferred Stock Units were granted as part of the annual retainer for 2002 and were valued at approximately $10,000. Beginning in 2003, the Lyondell Chemical Company Elective Deferral Plan for Non-Employee Directors (the “Directors’ Deferral Plan”) provides Non-Employee Directors with the option to have all or a portion of the annual retainer, committee chair fees and Chairman of the Board fee, which are credited annually, (1) paid in cash currently, (2) deferred under the Directors’ Deferral Plan as cash or (3) deferred under the Directors’ Deferral Plan as Deferred Stock Units.

Deemed dividends attributed to Deferred Stock Units are credited under the Directors’ Deferral Plan as additional Deferred Stock Units. The cash portion of a participant’s account under the Directors’ Deferral Plan accrues interest at 125% of the rolling average ten-year treasury note rate, as of October 1 prior to the beginning of each year, or a rate established by a committee of the Board annually prior to the beginning of each year. The interest rate for 2002 was 7.82 percent. Once a year, with prior written notice, Non-Employee Directors may switch their elections under the Directors’ Deferral Plan between deferred cash with an interest credit and Deferred Stock Units with dividend equivalents credited as additional Deferred Stock Units. Unlike Restricted Stock (described below), the Deferred Stock Units do not carry voting rights and are not subject to forfeiture.

Under the Directors’ Deferral Plan, the minimum amount that may be elected to be deferred is $8,000 and the maximum is 100 percent of the director’s annual retainer, committee chair fees and Chairman of the Board fee per year. Amounts may be deferred until retirement from regular employment or resignation from the Board, unless the director has suffered a financial hardship or elected an early distribution at the time the deferral commitment is made. Upon the director’s death, retirement or resignation, benefits are payable, in accordance with the director’s prior election, either in a lump sum or in substantially equal monthly payments over five, ten or fifteen years. All payments from the Directors’ Deferral Plan, including payments with respect to Deferred Stock Units, will be made in cash. The benefits under the Directors’ Deferral Plan are secured through a grantor trust.

Restricted Stock

Subject to shareholder approval of the amendment and restatement of the Restricted Stock Plan for Non-Employee Directors, as described in Proposal 3 of this Proxy Statement, Non-Employee Directors will receive an annual incentive award valued at $20,000, which will be divided equally into a grant of Restricted Stock and an associated deferred cash payment. This annual incentive award will be made in lieu of the stock options that the Non-Employee Directors received in previous years. In addition, subject to shareholder approval of the Restricted Stock Plan, the Non-Employee Directors who elected not to continue to accrue benefits under the Retirement Plan for Non-Employee Directors after the plan closed in October 1998, together with directors first elected after October 1998, will receive, in lieu of a retirement benefit, an annual incentive award valued at $25,000, which will be divided equally into a grant of Restricted Stock and an associated deferred cash payment, as described below under the heading “Retirement Plan for Non-Employee Directors.” If the amendment and restatement of the Restricted Stock Plan is not approved by shareholders, the Board anticipates that these annual incentive awards will be paid entirely in cash.

The exact number of shares awarded as Restricted Stock will be calculated by dividing the dollar amount of the Restricted Stock portion of the annual incentive award by the closing price of a share of Original Common Stock on the last trading day of the calendar year before the calendar year when the grant is made. The amount of the associated deferred cash payment will equal the closing price of a share of Original Common Stock on the date the Restricted Stock vests or is forfeited, multiplied by the number of shares of Restricted Stock vesting or being forfeited. A Non-Employee Director will receive the deferred cash payment from the Company when the

Non-Employee Director’s shares of Restricted Stock vest or are forfeited. Unless and until the Restricted Stock is forfeited, from the date of grant the Non-Employee Directors will have the right to vote the shares of Restricted Stock, receive dividends on the Restricted Stock and participate in any capital adjustment applicable to all holders of Original Common Stock.

The Restricted Stock will be subject to forfeiture until the expiration of the restricted period. The restricted period will begin on the date of the grant and will continue until the tenth anniversary of the date of grant or, if earlier, the termination of service as a director in the early vesting situations described in the following sentence. The Restricted Stock Plan provides for early vesting in the event of disability, death, retirement, change in control or failure to be re-nominated to serve for any reason other than cause. Under the Restricted Stock Plan, “retirement” occurs when a director ceases to be a director of the Company (1) on or after age 72 or (2) with the consent of a majority of the other Board members, at any time before age 72. The definition of “change in control” under the Restricted Stock Plan is the same as the definition of change in control described on page 28 of this Proxy Statement in the section entitled “Executive Severance Arrangements.” In the event of early vesting, shares of Restricted Stock issued pursuant to an award will be released from the restrictions. If the Non-Employee Director ceases to be a director of the Company for any other reason, the director will immediately forfeit all Restricted Stock, unless a majority of the other Board members determines that the termination of service as a director is in the best interest of the Company and approves the lapse of the restricted period and the vesting of the Restricted Stock.

Retirement Plan for Non-Employee Directors

The Lyondell Chemical Company Retirement Plan for Non-Employee Directors (the “Directors’ Retirement Plan”) is a non-qualified retirement plan for directors who are not employees of the Company. The annual retirement benefit is equal to $40,000. A director vests in the benefit upon serving three years as a member of the Board of Directors, or, in the case of a retired Company officer, three years following retirement as an officer of the Company. The benefit is payable for a period of time equal to a director’s service on the Board of Directors, or, in the case of retired officers of the Company, to the director’s service on the Board of Directors following retirement as an officer. However, if a director has served for at least 15 years as a member of the Board of Directors, excluding years of service when the director was also an officer of the Company, the benefit shall be paid for the greater of the period described in the preceding sentence or until death. Benefits commence at age 65, or, if later, at the time the director retires from the Board of Directors. A surviving spouse is entitled to receive fifty percent of the benefits otherwise payable to a director with payment up to a maximum of 15 years if the director dies prior to retirement from the Board of Directors or, if he or she dies after retirement from the Board of Directors, the benefits otherwise payable to the director up to a maximum of 15 years. The benefits under the Directors’ Retirement Plan are secured through a grantor trust.

In October 1998, the Board of Directors amended and restated the Directors’ Retirement Plan to close the plan to new directors and to give those directors covered under the Directors’ Retirement Plan the option of: (1) continuing to accrue benefits under the Directors’ Retirement Plan; (2) retaining their existing benefits as of December 31, 1998; or (3) electing to receive a payment equal to the present value of their benefits under the Directors’ Retirement Plan in the form of deferred compensation or shares of Restricted Stock. Directors who elected not to continue to accrue benefits under the Directors’ Retirement Plan, together with directors first elected after October 1998, received, in lieu of such benefit, an annual award of shares of Restricted Stock (during 1999 and 2000) or Deferred Stock Units (during 2001 and 2002) valued at $25,000. Subject to shareholder approval of the Restricted Stock Plan, as described in Proposal 3 of this Proxy Statement, beginning in 2003, the Non-Employee Directors who elected not to continue to accrue benefits under the Directors’ Retirement Plan after the plan closed in October 1998, together with directors first elected after October 1998, will receive, in lieu of a retirement benefit, an annual incentive award valued at $25,000, which will be divided equally into a grant of Restricted Stock and an associated deferred cash payment. The terms of the Restricted Stock grant and the associated deferred cash payment are described above under the heading “Restricted Stock.” If the amendment and restatement of the Restricted Stock Plan is not approved by shareholders, the Board anticipates that the annual incentive award will be paid entirely in cash.

OTHER BUSINESS

The Board of Directors is not aware of any other matters to be presented at the meeting. If any other matters should properly come before the meeting, the persons named in the enclosed proxy will vote the proxies in accordance with their best judgment.

PROXY SOLICITATION

The expense of soliciting proxies will be paid by the Company. The Company has retained Morrow & Co., Inc. to assist with the solicitation of proxies at an estimated fee of $7,500 plus expenses. Some of the executive officers and other employees of the Company also may solicit proxies personally, by telephone, mail, facsimile or other means of communication, if deemed appropriate. The Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of Common Stock.

SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

AND DIRECTOR NOMINATIONS

Shareholder proposals intended to be presented at the 2004 Annual Meeting must be received by the Company, at the address set forth on the first page of this Proxy Statement, no later than November 26, 2003, in order to be included in the Company’s proxy materials and form of proxy relating to such meeting. Such proposals should be addressed to Lyondell’s Corporate Secretary at 1221 McKinney Street, Suite 700, Houston, Texas 77010. Shareholder proposals must otherwise be eligible for inclusion. The 2004 Annual Meeting is scheduled to take place in May 2004.

Pursuant to the By-Laws of the Company, a shareholder wishing to nominate a candidate for election to the Board or bring business before the 2004 Annual Meeting in a form other than a shareholder proposal in accordance with the preceding paragraph is required to give written notice to Lyondell’s Corporate Secretary of his or her intention to make such a nomination or present such business. The notice of intent to make a nomination or present business at the 2004 Annual Meeting must be received by Lyondell’s Corporate Secretary, at the address set forth in the preceding paragraph, no later than 90 days in advance of such meeting. However, if the meeting was not publicly announced by a mailing to the shareholders, in a press release reported by the Dow Jones News Service, the Associated Press or a comparable national news service or a filing with the SEC more than 90 days prior to the meeting, the notice must be delivered to the Board of Directors not later than the close of business on the tenth day following the day on which the date of the meeting was first so publicly announced. The notice is required to contain certain information set forth in the Company’s By-Laws about both the nominee or proposed business, as applicable, and the shareholder making the nomination or proposal. A nomination or proposal that does not comply with the above procedures will be disregarded. Compliance with the above procedures does not require the Company to include the proposed nominee or business in the Company’s proxy solicitation materials.

ADDITIONAL INFORMATION AVAILABLE

The Company files an Annual Report on Form 10-K with the Securities and Exchange Commission. Shareholders may obtain a copy of this report (without exhibits), without charge, by writing to the Company’s Investor Relations Department at 1221 McKinney Street, Suite 700, Houston, Texas 77010.

Appendix A

LYONDELL CHEMICAL COMPANY

RESTRICTED STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

1.    Purpose.

The Restricted Stock Plan for Non-Employee Directors of Lyondell Chemical Company (the “Plan”) is intended to provide non-employee directors of Lyondell Chemical Company (the “Company”) with an increased proprietary interest in the Company’s success and progress by granting them shares of the Company’s Common Stock (“Common Stock”) that are restricted according to the terms and conditions set forth below (“Restricted Shares”). The Plan is intended to increase the alignment of non-employee directors with the Company’s shareholders in terms of both risk and reward.

2.    Administration.

The Plan is administered by a committee (the “Committee”) of independent members of the Company’s Board of Directors (the “Board”) designated by the Board. The Committee shall have all necessary authority and discretion to interpret any Plan provision or to determine any question regarding Restricted Shares grants under this Plan. The Committee’s determination or interpretations shall be final, conclusive and binding on all persons.

3.    Eligibility.

All current or subsequently elected members of the Company’s Board of Directors who are not current employees of the Company or any of its subsidiaries (“Eligible Directors”) shall be eligible to participate in the Plan.

4.    Grants.

(a)    Awards.    Eligible Directors shall receive an annual incentive award divided equally into a Restricted Shares award and an associated Deferred Cash Payment (as defined in Section 6). The Committee shall determine the amount of the award annually in its discretion, and may vary among Eligible Directors. The date on when Committee determines the annual incentive award amount is the “Grant Date.”

(b)    Terms.    Restricted Share awards to Eligible Directors shall be on the terms and conditions the Committee determines from time to time and with the restrictions set forth in Section 5. Deferred Cash Payments shall be subject to Section 6.

(c)    Number of Restricted Shares.    The number of Restricted Shares granted shall be determined by dividing the dollar amount of the portion of the award allocable to Restricted Shares by the closing price of a share of Common Stock on the last trading day of the calendar year before the calendar year when the Grant Date occurs.

(d)    New Directors.    A person who becomes an Eligible Director after the Grant Date for a calendar year shall receive a prorated annual Restricted Share award, based on the number of remaining months in the calendar year after the first day of the month when the person became an Eligible Director. The number of Restricted Shares awarded shall be determined by dividing the prorated amount allocable to the partial year by the closing price of a share of Common Stock on the first trading day of the month after the month when the person became an Eligible Director.

5.    Terms and Conditions of Restricted Shares.

(a)    General.    Each Restricted Share award shall be subject to the restrictions under subsection (b) for the Restricted Period. Restricted Shares awarded under the Plan prior to January 1, 2003 shall have the terms and restrictions set forth in the Plan on the date those Restricted Shares were awarded and in the applicable granting agreement.

(b)    Restrictions.    The Restricted Shares shall be subject to a substantial risk of forfeiture until the Restricted Period expires. An Eligible Director shall have all ownership rights and privileges of a shareholder for the Restricted Shares, including the right to receive dividends and the right to vote such Restricted Shares, but the following restrictions shall apply: (i) an Eligible Director shall not be entitled to delivery of the certificate until the Restricted Period expires, (ii) none of the Restricted Shares may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of during the Restricted Period, and (iii) all Restricted Shares grants shall be forfeited and all rights of an Eligible Director to Restricted Shares shall terminate without further obligation on the Company’s part if the Eligible Director terminates service prior to the date the Restricted Period lapses.

(c)    Restricted Period.    The Restricted Period for any award of Restricted Shares shall begin on the Grant Date and shall lapse on the tenth anniversary of the Grant Date or, if earlier, the date specified in subsection (d).

During the Restricted Period, the Restricted Shares may be held as a stock certificate representing the number of Restricted Shares awarded and may be registered in each Eligible Director’s name but held in custody in the Plan’s custody for the Eligible Director’s account and not released to the Eligible Director until the Restricted Shares become vested when the Restricted Period lapses.

(d)    Termination of Directorship.    If an Eligible Director ceases to be a Company director due to Disability, Death, Retirement, Change of Control or failure to be re-nominated to serve for any reason other than Cause, the Restricted Period shall lapse and the Restricted Shares granted to that Eligible Director shall vest immediately. If an Eligible Director ceases to be a director of the Company for any other reason, the Eligible Director shall forfeit immediately all Restricted Shares, unless a majority of the Board, other than the Eligible Director, determines that termination of director service is in the Company’s best interest approves the lapse of the Restricted Period and vests the Restricted Shares. On vesting, except as provided in Section 7, all restrictions on those Restricted Shares shall lapse and a certificate for those shares shall be delivered to the Eligible Director, or the Eligible Director’s beneficiary or estate, according to subsection (e).

For purposes of this section, the following definitions apply:

(i)    “Disability” shall mean a permanent and total disability as defined in Section 22(e)(3) of the Internal Revenue Code.

(ii)    “Retirement” shall mean ceasing to be a Company director (i) on or after age 72 or (ii) at any time prior to age 72 with the consent of a majority of Board members, other than the Eligible Director.

(iii)    “Change of Control” shall mean a change of control as defined in the Company’s Elective Deferral Plan for Non-Employee Directors, as in effect from time to time.

(iv) “Cause” shall mean failure to diligently and prudently carry out the duties of a director, as determined by a majority of the Board members other than the affected director.

(e)    Delivery of Restricted Shares.    At the end of the Restricted Period, a stock certificate for the number of Restricted Shares shall be delivered free of all restrictions to the Eligible Director or the Eligible Director’s beneficiary or estate, as the case may be.

6.    Deferred Cash Payment.

Each Eligible Director shall receive a cash payment (the “Deferred Cash Payment”) from the Company within thirty business days after the date Restricted Shares vest when the Restricted Period lapses or, if applicable, after the date Restricted Shares are forfeited. The amount of the Deferred Cash Payment shall be equal to the closing price per share of Common Stock on the trading date coincident with or next following the date the Restricted Shares vest or are forfeited, multiplied by the number of vested or forfeited Restricted Shares.

7.    Regulatory Compliance.

An Eligible Director or an Eligible Director’s beneficiary or estate shall not receive or sell any Common Stock granted pursuant to this Plan until all appropriate listing, registration and qualification requirements and consents and approvals have been satisfied or obtained, free of any condition unacceptable to the Board.

The Committee shall have the authority to remove any or all of the restrictions on the Restricted Shares, including restrictions under the Restricted Period, whenever it determines that such action is appropriate as a result of changes in applicable laws or other circumstances after the grant date.

8.    Shares Reserved Under the Plan.

The shares of Common Stock covered by grants under this Plan as Restricted Shares will not exceed 200,000 shares in the aggregate, subject to adjustment as provided below, according and subject to Rule 16b-3 of the Securities and Exchange Act of 1934 (“Exchange Act”), as amended. Restricted Shares may be originally issued or treasury shares or a combination of both.

Any shares of Common Stock granted as Restricted Shares that are terminated, forfeited or surrendered or which expire for any reason will not be available again for issuance under this Plan, if any Eligible Director received any of the benefits of shares ownership before termination, forfeiture or surrender.

If a recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the Company’s corporate structure or shares occurs, the Committee may make equitable adjustments in the number and class of shares authorized to be granted as Restricted Shares, as it deems appropriate to prevent dilution or enlargement of rights. Shares issued as a consequence of any such change shall be issued subject to the same restrictions and provisions applicable to the original Restricted Shares grant.

9.    Plan Termination or Amendment.

The Committee at any time may terminate the Plan and from time to time may alter or amend all or any part of the Plan (including any amendment deemed necessary to ensure that the Company complies with any regulatory requirement in Section 7) without shareholder approval, unless otherwise required by law or by the Securities and Exchange Commission or New York Stock Exchange rules. No Plan termination or amendment may impair the rights of an Eligible Director to awards of Restricted Shares and associated Deferred Cash Payments granted under the Plan without the Director’s consent.

10.    Miscellaneous.

Nothing in the Plan shall be deemed to create any Board obligation to nominate any director for reelection by the Company’s shareholders.

The Company shall have the right to require that an Eligible Director pay any taxes required by law on share issuance or delivery when the restrictions lapse before any Restricted Shares are issued or delivered.

11.    Governing Law.

The Plan shall be construed according to the law of the State of Texas if federal law does not supersede and preempt state law.

12.    Effective Date.

The Plan was originally effective on June 1, 1996, and was amended and restated effective October 16, 1998. The Plan is amended and restated effective January 1, 2003, subject to shareholder approval of the Plan at the Company’s 2003 Annual Meeting of Shareholders.

Appendix B

PRINCIPLES OF CORPORATE GOVERNANCE

AMENDED DECEMBER 12, 2002

ROLE OF THE BOARD OF DIRECTORS

The Board of Directors represents the interests of Lyondell’s shareholders in perpetuating a successful business. It is the responsibility of the Board of Directors to provide guidance to management and to actively monitor the effectiveness of management’s policies and decisions, including the execution of its strategies, with a view toward enhancing shareholder value over the long term. To this end, Board members are expected to review materials distributed to them in advance of each Board meeting and to make every effort to attend the meetings of the Board and Committees of the Board upon which they serve. These Principles of Corporate Governance reflect the Board’s commitment to regularly monitoring policies and decisions at the Board, Committee and management levels, with a view to enhancing the long-term value of the Company.

BOARD MEMBERSHIP

1.    SIZE OF THE BOARD

The Board believes that maintaining the effective working relationship that has developed on the Board and ensuring the selection of the most outstanding candidates as new Directors is more important than achieving any specified Board size. Therefore, the Board intends that any changes in the size of its membership will be made in a manner consistent with these objectives.

2.    COMPOSITION AND INDEPENDENCE

As a matter of policy, the Board intends to maintain its independent character. Thus, at least a majority of the members of the Board will be independent, non-employee Directors, with no more than two Board members being present or former members of management. The Corporate Governance and Responsibility Committee will review the independence of each Board member annually, and refer its conclusions to the Board for full discussion and approval.

No Director will qualify as “independent” unless the Board affirmatively determines that the Director has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. The Board may consider such facts and circumstances as it deems relevant to the determination of Director independence.

To assist it in making its determination regarding independence, the Board will consider, at a minimum, the following categorical standards:

•	No Director who is an employee or a former employee of the Company will be considered “independent” until five years after the employment has ended.

•	No Director who is, or in the past five years has been, affiliated with or employed by a present or former auditor of the Company or an affiliate will be considered “independent” until five years after the end of either the affiliation or the auditing relationship.

•	No Director who is, or in the past five years has been, part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that currently employs the Director will be considered “independent.”

•	Directors with immediate family members in any of the above categories will not be considered “independent” until the expiration of the relevant five-year period; provided, however, that employment of a family member of a Director in a non-officer position will not preclude a determination that the Director is independent.

•	No Director with a relationship or transaction requiring disclosure by the Company under Item 404(b) of Regulation S-K will be considered “independent” as long as the relationship or transaction exists and remains disclosable under Item 404(b).

All members of the Audit Committee, Compensation Committee and Corporate Governance and Responsibility Committee will be independent Directors.

In addition, an Audit Committee member will not be considered independent if he or she receives compensation from the Company other than Director’s fees or is otherwise an affiliated person of the Company or any subsidiary. Furthermore, (a) each member of the Company’s Audit Committee must be financially literate and (b) at least one member of the Audit Committee must have accounting or related financial management expertise and qualify as a financial expert, as such requirements may be set forth by the New York Stock Exchange, the Securities and Exchange Commission and/or the Sarbanes-Oxley Act of 2002 and each as interpreted by the Company’s Board in its business judgement.

The Company’s annual proxy statement will disclose whether the Directors meet the categorical standards for independence set forth above, which include the specific requirements with respect to Audit Committee members set forth above. If the Board determines that a Director who does not meet the standards set forth above is independent, the Company’s annual proxy statement will disclose the basis for the Board’s determination.

3.    MEMBERSHIP CRITERIA

The Corporate Governance and Responsibility Committee is responsible for reviewing with the Board, on at least an annual basis, the need for new members and the appropriate skills and characteristics required of potential new Board members in the context of the current make-up of the Board. This assessment should include desired skills (such as industry knowledge or specific expertise, such as financial expertise), core competencies, willingness to devote adequate time to Board duties, judgement, issues of diversity and independence, legal requirements and other relevant factors.

4.    SELECTION OF NEW MEMBERS

The Board is responsible for selecting its own members and for recommending them for election by the shareholders. Any Director may propose a candidate for consideration consistent with the above-described criteria. Any shareholder may nominate a candidate in accordance with the procedures set forth in the Company’s By-Laws. The Board has delegated the search process to the Corporate Governance and Responsibility Committee. The invitation to join the Board should be extended on behalf of the Board by the Chairman of the Board and, if the Chairman and CEO hold the same position, by the Chairman of the Corporate Governance and Responsibility Committee. The Company has an orientation process for new Directors that includes background materials, meetings with senior management, and visits to Company facilities.

5.    CONTINUING EDUCATION

Although the Company does not mandate a specific level of continuing education for Board members, the Company is supportive of and will reimburse Directors for any registration fees associated with Director continuing education courses. In addition, management routinely presents the Board with updates on governance matters, legal requirements, accounting developments and other relevant topics.

6.    MULTIPLE BOARD MEMBERSHIPS

Directors are encouraged to limit the number of other boards on which they serve, taking into account potential board meeting attendance, participation and effectiveness of the various boards. Directors also should advise the Chairman of the Board and the Chairman of the Corporate Governance and Responsibility Committee

in advance of accepting an invitation to serve on another board so that the Board can continue to monitor its ongoing independence. If any member of the Audit Committee simultaneously serves on the audit committee of more than three public companies, such Director will not be permitted to serve on the Company’s Audit Committee unless the Board determines annually that such simultaneous service will not impair the ability of such Director to effectively serve on the Company’s Audit Committee.

BOARD LEADERSHIP

Whether the roles of the Chairman and Chief Executive Officer should be separated is a matter which the Board intends to address in the way which seems best for the Company under the circumstances at the time. In circumstances in which the Chairman of the Board is an employee of the Company, the non-employee Directors may elect to choose one of their members to act as a lead Director with such responsibilities as the non-employee Directors as a whole may designate from time to time.

BOARD TERMS AND COMPENSATION

1.    RETIREMENT AGE

No person who has reached seventy-two years of age prior to January 1 of any year will be elected or re-elected a Director in any year.

2.    TERM LIMITS

The Board does not believe that it should establish term limits. As an alternative to term limits, the Corporate Governance and Responsibility Committee will review annually each Director’s continuation on the Board and consult with each Director and confirm his/her desire to continue as a member of the Board.

3.    JOB CHANGE

The Board does not believe that Directors who retire or change the job responsibilities they held when last elected to the Board should necessarily leave the Board. However, upon such event, the Director should offer to resign from the Board so that the Corporate Governance and Responsibility Committee will have the opportunity to review the continued appropriateness of Board membership of the Director.

4.    COMPENSATION

Directors that are employees of the Company will not receive additional compensation for their service as Directors. The Board believes that compensation of non-employee Directors should be competitive with non-employee Director compensation paid by other comparable companies and that equity or equity-based components should comprise a portion of Director compensation to encourage increased alignment with shareholders. The Company has established stock ownership objectives for its Directors.

Board compensation will be reviewed periodically by the Corporate Governance and Responsibility Committee to ensure that it remains competitive. Changes in Board compensation should be made on the recommendation of the Corporate Governance and Responsibility Committee, but with full discussion and approval by the Board.

MEETING PROCEDURES

1.    AGENDAS

The Chairman of the Board and the Chief Executive Officer (if different) will establish the agenda for each Board meeting. In addition, they will prepare and present for discussion by the full Board, a forward agenda for the ensuing year. Any Board member may request the inclusion of a matter on any agenda.

2.    DISTRIBUTION OF MATERIALS

Background information and data that is important to the Board’s understanding of the matters to come before it will be distributed to the Board approximately one week prior to a meeting. As a matter of practice, management will endeavor to include summaries of lengthy materials in the distribution.

3.    PRESENTATIONS

As a rule, the text of presentations on specific subjects should be sent to the Board members in advance so that the Board meeting time may be conserved and discussion time focused on questions that the Board has about the material.

4.    ATTENDANCE BY NON-DIRECTORS

It is anticipated that officers of the Company will regularly attend portions of the Board meetings. The Chief Executive Officer may, from time to time, bring other individuals into the Board meeting who can provide additional insight into the matters being discussed and/or have future potential and should be given exposure to the Board.

5.    EXECUTIVE SESSIONS

The non-employee Directors of the Board (including any non-employee Directors who the Board has determined are not independent) will regularly meet in Executive Session without management, generally at least three times each year in connection with regularly scheduled Board meetings. The Chairman of the Board will preside at all Executive Sessions. If the Chairman of the Board is absent or is an employee of the Company, the non-employee Directors will choose another non-employee Director to preside at the Executive Sessions.

COMMITTEE MATTERS

1.    COMMITTEE STRUCTURE

There are currently four standing Committees: Audit, Compensation, Corporate Governance and Responsibility, and Executive. From time to time there may be occasions in which the Board may want to form a new Committee or disband a current Committee, depending upon the circumstances. The charter of each Committee will be developed by the Committee and recommended to the full Board for approval.

2.    COMMITTEE ASSIGNMENTS

The Corporate Governance and Responsibility Committee is responsible, with consideration for the desires of individual Directors, for recommending to the Board the assignment of Board members to various Committees (including Committee Chairs). The Corporate Governance and Responsibility Committee also will recommend to the Board the Directors to fill any vacancies on the Committees. Committees will be composed of at least three members and (except for the Executive Committee) will consist of independent Directors only. The Board believes that consideration should be given to rotating Committee members from time to time. However, the Board does not feel that such a rotation should be mandated as policy since there may be reasons at a given point in time to maintain an individual Director’s Committee membership. The Board may remove a member from membership on any Committee at any time, with or without cause.

3.  COMMITTEE PROCEDURES

The Chairman of the Committee, in consultation with the appropriate members of management and input from Committee members, will develop the Committee’s procedures and agenda. Generally, each Committee will issue a schedule of agenda subjects to be discussed for the ensuing year at the beginning of each year (to the degree these can be foreseen). This forward agenda will also be shared with the Board.

BOARD PERFORMANCE ASSESSMENT

The Board will conduct an annual self-evaluation, which will incorporate a self-evaluation by each Board Committee. The Corporate Governance and Responsibility Committee is responsible for establishing the evaluation criteria and implementing the process for the evaluation. Based on the results of the evaluation, the Corporate Governance and Responsibility Committee will report annually to the Board on the performance of the Board and each Committee, including areas where a greater contribution to Board and/or Committee effectiveness can be made. These assessments should be of the contributions of the Board and the Committees as a whole and should specifically review areas in which the Board members and/or the management believe a better contribution could be made.

MANAGEMENT ASSESSMENT

1.    CEO EVALUATION

The non-employee Directors should participate in a periodic evaluation of the performance of the Chief Executive Officer based on established criteria. The process for conducting such evaluation will be developed and implemented by the Compensation Committee. The evaluation will be used by the Compensation Committee when considering the compensation of the Chief Executive Officer.

2.    MANAGEMENT SUCCESSION AND DEVELOPMENT

There will be an annual report from the Chief Executive Officer to the Compensation Committee on succession planning for all officers of the Company and management development. After review by the Compensation Committee, the report will be shared with the full Board.

In addition to a long-term succession plan and report on management development, the annual succession planning report from the Chief Executive Officer will include a short-term succession plan outlining a temporary delegation of authority to certain officers of the Company in case all or a portion of the Company’s senior officers should unexpectedly become unable to perform their duties. The short-term succession plan will be in effect until the Board has the opportunity to consider the situation and take action. The short-term succession plan will be updated as needed and provided to the Compensation Committee and the Board.

3.    ACCESS TO MANAGEMENT AND ADVISORS

Board members have complete access to members of management. In addition, the Board has access to such independent advisors as it determines is necessary and appropriate from time to time. The Company will provide such funding as the Board determines is necessary for payment of compensation to any counsel or other advisors employed by the Board.

OTHER MATTERS

Individual Board members may from time to time at the request of management meet or otherwise communicate with various constituencies that are involved with the Company. If public statements from the Board are appropriate, they should, in most circumstances, come from the Chairman.

Appendix C

CHARTER OF THE AUDIT COMMITTEE

AMENDED DECEMBER 12, 2002

I.    APPOINTMENT OF AUDIT COMMITTEE

The Company’s By-Laws authorize the Board of Directors to appoint committees having the authority to perform such duties as the Board may determine. The Board of Directors has appointed the Audit Committee to serve the purposes set forth in this Charter, and has delegated the duties and responsibilities set forth in this Charter to the Audit Committee. The Audit Committee will report to the Board of Directors as provided in this Charter.

II.    PURPOSE

(1)    The Audit Committee shall assist the Board of Directors in fulfilling its fiduciary and oversight responsibilities relating to the Company’s financial reporting standards and practices and the integrity of the Company’s financial statements.

(2)    The Audit Committee shall monitor the adequacy of and promote the Company’s continued emphasis on internal controls.

(3)    The Audit Committee shall assist the Board’s oversight of the performance of the Company’s internal audit function and independent auditors, and the independent auditor’s qualifications and independence.

(4)    The Audit Committee shall maintain open, continuing and direct communication between the Board of Directors, the Audit Committee and both the Company’s independent auditors and its internal auditors.

(5)    The Audit Committee shall monitor the Company’s compliance with legal and regulatory requirements and shall have the authority to initiate any special investigations of conflicts of interest, and compliance with federal, state and local laws and regulations, including the Foreign Corrupt Practices Act, as may be warranted.

(6)    The Audit Committee shall prepare the annual Audit Committee Report required by the rules and regulations of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

III.    OPERATING POLICIES

(1)    The Audit Committee shall be composed of three or more independent members of the Board of Directors. A director’s independence, including any additional qualifications applicable to Audit Committee members, shall be determined in accordance with the Company’s Principles of Corporate Governance. The Corporate Governance and Responsibility Committee will recommend to the Board the directors to be members of, and to fill any vacancies on, the Audit Committee (including the position of Audit Committee Chair), as provided in the Principles of Corporate Governance. The Board may remove a member from the Audit Committee at any time, with or without cause.

(2)    The Audit Committee shall hold such meetings as it shall deem advisable but shall meet a minimum of six times per calendar year. Minutes of all Audit Committee meetings shall be taken and approved by subsequent action. The Audit Committee shall circulate the minutes of the Audit Committee meetings to the Board for review.

(3)    The Audit Committee shall meet at such times and places as the Audit Committee shall deem advisable on the call of the Chairman of the Audit Committee, the Chairman of the Board, the Chief Executive Officer, or, in their absence, by any member of the Audit Committee. The presence of a majority of the members of the Audit Committee then in office shall constitute a quorum for the transaction of business. The Audit Committee shall determine its rules of procedure in accordance with the Company’s Principles of Corporate Governance.

(4)    Upon the request of the Company’s independent auditors or the Company’s internal auditor, the Chairman of the Audit Committee shall convene a meeting of the Audit Committee to consider any matters such auditors believe should be brought to the attention of the Audit Committee, directors or shareholders.

(5)    At each regular Board meeting held following an Audit Committee meeting, the Audit Committee shall report to the Board regarding the action taken by the Audit Committee.

(6)    The Audit Committee has the authority to retain independent, outside counsel or other professional services as it deems necessary, without seeking Board approval. The Audit Committee also has the authority to direct and supervise an investigation into any matter, without seeking Board approval.

(7)    The Company shall provide such funding as the Audit Committee determines is necessary for payment of compensation to the independent auditor and any counsel or other advisors employed by the Audit Committee.

IV.    DUTIES AND RESPONSIBILITIES

(1)    The Audit Committee shall have the sole authority to retain, terminate and approve the audit engagement fees and other terms of the Company’s independent auditor that examines the consolidated financial statements of the Company, subject (if applicable) to subsequent shareholder ratification. The Audit Committee also shall have sole authority to oversee the work of the Company’s independent auditor, including the resolution of any disagreements between management and the independent auditor regarding financial reporting. The independent auditor shall be a “registered public accounting firm,” as provided in the Sarbanes-Oxley Act of 2002 and the regulations thereunder, and shall report directly to the Audit Committee.

(2)    The Audit Committee shall review with the independent auditors their audit plans and scope for the coming year and any non-audit services performed or planned. The Audit Committee shall review the compensation paid to the independent auditors for all audit and other services performed. Subject to a de minimis exception described in the following sentence, all non-audit services to be performed for the Company by the independent auditor must be pre-approved by the Audit Committee. Pre-approval of non-audit services shall not be required if:

(a)    the aggregate amount of all non-audit services provided to the Company does not exceed 5% of the total amount of revenues paid by the Company to its independent auditor during the fiscal year in which the non-audit services are provided;

(b)    the services were not recognized by the Company at the time of the engagement to be non-audit services; and

(c)    the services are promptly brought to the attention of the Audit Committee and approved by the Audit Committee prior to completion of the audit.

The Audit Committee may delegate this pre-approval function to one or more members of the Audit Committee. The decisions of any member to whom pre-approval authority has been delegated shall be presented to the Audit Committee at its regularly scheduled meetings. Any approval of a non-audit service by the Audit Committee (or any member to whom authority has been delegated) shall be disclosed by the Company as required by law.

(3)    At least annually, the Audit Committee shall obtain and review a report by the independent auditor describing:

(a)    the firm’s internal quality-control procedures;

(b)    any material issues raised by the firm’s most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and

(c)    all relationships between the independent auditor and the Company.

(4)    After reviewing the report discussed in (3) above and the independent auditor’s work throughout the year, the Audit Committee shall evaluate the independent auditor’s qualifications, performance and independence. The evaluation will include a review and evaluation of the lead partner of the independent auditor assigned to the Company’s audit. The evaluation also will consider the opinions of management and the Company’s internal auditors. The audit partners shall be rotated as required by law. The Audit Committee shall present the results of its evaluation of the independent auditor to the Board.

(5)    To assist the Audit Committee in effectively performing its oversight function, the Audit Committee shall meet periodically in separate sessions with management, the internal auditors and with the independent auditors.

(6)    The Audit Committee shall regularly review with the independent auditor any problems or difficulties that the independent auditor encounters in the course of the audit work, including management’s response. The review shall include a review of any restrictions on the scope of the independent auditor’s activities or on access to requested information and any significant disagreements with management. The Audit Committee also shall review with the independent auditors:

(a)    the audit report and their comments arising from the audit;

(b)    all critical accounting policies and practices to be used;

(c)    all alternative treatments of financial information within generally accepted accounting principles that have been discussed with Company management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

(d)    other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

(7)    The Audit Committee shall review with the Company’s internal auditors the internal audit organization and the internal audit goals and plans and discuss the findings and recommendations resulting from internal audits.

(8)    The Audit Committee shall review with the Company’s Controller the adequacy of the Company’s overall systems of internal control and the responses taken with respect to the audit findings. In addition, the Audit Committee shall review specifically with each of the Chief Executive Officer, the Chief Financial Officer and the independent auditor their assessments of the Company’s internal controls, as required by applicable law.

(9)    The Audit Committee shall discuss the annual audited financial statements and the quarterly unaudited financial statements with management and the independent auditor prior to their filing with the Securities and Exchange Commission in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The discussion of the annual and quarterly financial information also shall include a review of the Company’s disclosures in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(10)    Periodically, the Audit Committee shall have a general discussion regarding earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. These discussions need not occur in advance of each earnings release or instance in which the Company may provide financial information or earnings guidance.

(11)    The Audit Committee shall review with the Company’s financial management on a periodic basis (a) issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and (b) the effect of any regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

(12)    The Audit Committee shall review with the Company’s financial management any unusual, non-operating and/or non-recurring items and the general quality of earnings reported by the Company.

(13)    The Audit Committee shall review any analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects on the financial statements of alternative methods under generally accepted accounting principles.

(14)    The Audit Committee shall review periodically, but at least once each year, all material agreements between the Company and any business organization wherein a Company director or officer is also a director, partner, principal or officer of such organization to assure that such are fair to the Company and its shareholders.

(15)    The Audit Committee shall ensure that the independent auditors submit on a periodic basis to the Audit Committee a formal written statement delineating all relationships between such auditors and the Company. The Audit Committee also shall actively engage in dialogues with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of such auditors, and recommend that the Board of Directors take appropriate action in response to the independent auditors’ reports to satisfy itself of such auditors’ independence.

(16)    The Audit Committee shall recommend to the Board of Directors policies and procedures to be developed for dealing with various matters as to which conflicts of interest may arise and periodically review the application of such policies and procedures.

(17)    The Audit Committee shall have responsibility for monitoring the Company’s policies for compliance with federal, state, local and foreign laws and regulations as well as the Company’s policies on corporate conduct. The Audit Committee shall have the authority to review the Company’s legal and ethical compliance program and to institute any changes or revisions to such program as may be deemed warranted or desirable by the Audit Committee. The Audit Committee shall be responsible for reviewing and determining whether to grant any requests by directors or executive officers for waivers of the Company’s Business Ethics and Conduct Policy. Any such waiver shall be disclosed to shareholders, as required by law. In addition, the Audit Committee shall establish procedures for:

(a)    the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and

(b)    the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

(18)    As appropriate, the Audit Committee shall obtain advice and assistance from outside legal, accounting or other advisors.

(19)    Periodically, the Audit Committee shall discuss guidelines and policies with respect to risk assessment and risk management. The discussion will include a review of the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

(20)    The Audit Committee shall set clear hiring policies for employees or former employees of the Company’s independent auditor.

(21)    The Audit Committee shall conduct an annual self-evaluation, which will be incorporated into the Corporate Governance and Responsibility Committee’s annual report to the Board on Board and committee performance.

Appendix D

CHARTER OF THE COMPENSATION COMMITTEE

AMENDED DECEMBER 12, 2002

I.    APPOINTMENT OF COMPENSATION COMMITTEE

The Company’s By-Laws authorize the Board of Directors to appoint committees having the authority to perform such duties as the Board may determine. The Board of Directors has appointed the Compensation Committee to serve the purposes set forth in this Charter, and has delegated the duties and responsibilities set forth in this Charter to the Compensation Committee. The Compensation Committee will report to the Board of Directors as provided in this Charter.

II.    PURPOSE

(1)    The Compensation Committee shall assist the Board of Directors in fulfilling its fiduciary responsibilities relating to the Company’s compensation and benefit plans, including, as appropriate, compensation and benefit plans of the Company’s ventures and affiliates.

(2)    The Compensation Committee shall determine the appropriate policy for the Company’s executive pay and benefit programs, including, as appropriate, executive pay and benefit programs for the Company’s ventures and affiliates.

(3)    The Compensation Committee shall review the adequacy of the Company’s management succession plans.

(4)    The Compensation Committee shall review the performance of the Chief Executive Officer.

(5)    The Compensation Committee shall discharge the Board’s responsibilities relating to compensation of the Company’s executives and produce an annual report on executive compensation for inclusion in the Company’s annual proxy statement, in accordance with applicable rules and regulations.

III.    OPERATING POLICIES

(1)    The Compensation Committee shall be composed of three or more independent directors. A director’s independence shall be determined in accordance with the Company’s Principles of Corporate Governance. The Corporate Governance and Responsibility Committee will recommend to the Board the directors to be members of, and to fill any vacancies on, the Compensation Committee (including the position of Compensation Committee Chair), as provided in the Company’s Principles of Corporate Governance. The Board may remove a member from the Compensation Committee at any time, with or without cause.

(2)    The Compensation Committee shall meet at such times and places as the Compensation Committee shall deem advisable on the call of the Chairman of the Compensation Committee, the Chairman of the Board, the Chief Executive Officer, or, in their absence, by any member of the Compensation Committee. The presence of a majority of the members of the Compensation Committee then in office shall constitute a quorum for the transaction of business.

(3)    The Compensation Committee shall take the minutes of all Compensation Committee meetings and approve them by subsequent action. The Compensation Committee shall circulate the minutes of the Compensation Committee meetings to the Board for review.

(4)    The Compensation Committee shall determine its rules of procedure in accordance with the Company’s Principles of Corporate Governance.

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(5)    At each regular Board meeting held following a Compensation Committee meeting, the Compensation Committee shall report to the Board regarding the action taken by the Compensation Committee.

(6)    The Compensation Committee has the authority to retain independent, outside counsel or other professional services as it deems necessary, without seeking Board approval.

(7)    The Company shall provide such funding as the Compensation Committee determines is necessary for payment of compensation to any counsel or other advisors employed by the Compensation Committee.

IV.    DUTIES AND RESPONSIBILITIES

(1)    The Compensation Committee shall review periodically the Company’s philosophy regarding executive compensation. Annually, the Compensation Committee shall assess the Company’s competitive position for the Company’s components of executive compensation.

(2)    The Compensation Committee shall adopt, amend, administer and terminate compensation and benefit plans and policies (other than those relating to non-employee directors) as it deems advisable (including any such plan qualifying under Rule 16b-3 under the Securities Exchange Act of 1934).

(3)    The Compensation Committee may delegate, as the Compensation Committee deems advisable, certain responsibilities to an appropriate management or administrative committee of the Company; provided, however, that the Compensation Committee shall have the sole authority to retain, terminate and approve the fees and other retention terms of any compensation consultant retained to assist in the evaluation of Chief Executive Officer compensation or other executive compensation.

(4)    The Compensation Committee shall review periodically and, as appropriate under the terms of the relevant joint venture agreements, approve the executive compensation plans and policies of the Company’s ventures and affiliates.

(5)    The Compensation Committee shall review periodically reports from management regarding funding of the Company’s pension plans.

(6)    The Compensation Committee shall review management and make recommendations to the Board as to management succession plans, including assessments of management at the Company’s ventures and affiliates.

(7)    Annually, the Compensation Committee shall review and approve corporate goals and objectives relating to Chief Executive Officer compensation.

(8)    On behalf of the Board and the shareholders, the Compensation Committee shall evaluate the performance of the Chief Executive Officer annually in light of the corporate goals and objectives. As part of this evaluation, the Compensation Committee will seek input from the other non-employee directors on the Chief Executive Officer’s performance.

(9)    The Compensation Committee will summarize and present the results of the evaluation of the Chief Executive Officer’s performance to the Board during an executive session of the non-employee directors.

(10)    The Compensation Committee will incorporate the performance evaluation results in setting the Chief Executive Officer’s compensation level and will make pay decisions for all officers, including the Chief Executive Officer, subject to final review with the Board.

(11)    The Compensation Committee shall review executive performance and prepare an annual report on executive compensation for inclusion in the Company’s annual proxy statement, in accordance with applicable rules and regulations.

(12)    The Compensation Committee shall conduct an annual self-evaluation, which will be incorporated into the Corporate Governance and Responsibility Committee’s annual report to the Board on Board and committee performance.

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Appendix E

CHARTER OF THE CORPORATE GOVERNANCE AND RESPONSIBILITY COMMITTEE

AMENDED DECEMBER 12, 2002

I.    APPOINTMENT OF CORPORATE GOVERNANCE AND RESPONSIBILITY COMMITTEE

The Company’s By-Laws authorize the Board of Directors to appoint committees having the authority to perform such duties as the Board may determine. The Board of Directors has appointed the Corporate Governance and Responsibility Committee to serve the purposes set forth in this Charter, and has delegated the duties and responsibilities set forth in this Charter to the Corporate Governance and Responsibility Committee. The Corporate Governance and Responsibility Committee will report to the Board of Directors as provided in this Charter.

II.    PURPOSE

(1)    The Corporate Governance and Responsibility Committee plays a vital role in determining the composition of the Board of Directors, developing the Company’s corporate governance process and periodically reviewing public policy issues and significant community relations matters.

(2)    The Corporate Governance and Responsibility Committee identifies individuals qualified to become Board members and recommends director nominees to the Board for each annual shareholder meeting.

(3)    The Corporate Governance and Responsibility Committee is responsible for developing, reviewing annually, and recommending to the Board a set of Principles of Corporate Governance applicable to the Company.

(4)    The Corporate Governance and Responsibility Committee develops and coordinates the annual self-evaluation by the Board and each committee. The Corporate Governance and Responsibility Committee also interprets the results and suggests areas for improvement in its report of the results to the Board.

III.    OPERATING POLICIES

(1)    The Corporate Governance and Responsibility Committee shall be composed of three or more independent directors. A director’s independence shall be determined in accordance with the Company’s Principles of Corporate Governance. The Corporate Governance and Responsibility Committee will recommend to the Board the directors to be members of, and to fill any vacancies on, the Corporate Governance and Responsibility Committee (including the position of Corporate Governance and Responsibility Committee Chair), as provided in the Company’s Principles of Corporate Governance. The Board may remove a member from the Corporate Governance and Responsibility Committee at any time, with or without cause.

(2)    The Corporate Governance and Responsibility Committee shall meet at such times and places as the Corporate Governance and Responsibility Committee shall deem advisable on the call of the Chairman of the Corporate Governance and Responsibility Committee, the Chairman of the Board, the Chief Executive Officer, or, in their absence, by any member of the Corporate Governance and Responsibility Committee. The presence of a majority of the members of the Corporate Governance and Responsibility Committee then in office shall constitute a quorum for the transaction of business.

(3)    The Corporate Governance and Responsibility Committee shall take the minutes of all Corporate Governance and Responsibility Committee meetings and approve them by subsequent action. The Corporate Governance and Responsibility Committee shall circulate the minutes of the Corporate Governance and Responsibility Committee meetings to the Board for review.

(4)    The Corporate Governance and Responsibility Committee shall determine its rules of procedure in accordance with the Company’s Principles of Corporate Governance.

(5)    At each regular Board meeting held following a Corporate Governance and Responsibility Committee meeting, the Corporate Governance and Responsibility Committee shall report to the Board regarding the action taken by the Corporate Governance and Responsibility Committee.

(6)    The Corporate Governance and Responsibility Committee has the authority to retain independent, outside counsel or other professional services as it deems necessary, without seeking Board approval.

(7)    The Company shall provide such funding as the Corporate Governance and Responsibility Committee determines is necessary for payment of compensation to any counsel or other advisors employed by the Corporate Governance and Responsibility Committee.

IV.    DUTIES AND RESPONSIBILITIES

(1)    Annually, the Corporate Governance and Responsibility Committee shall review with the Board and make recommendations to the Board regarding:

•	the number of directors to constitute the whole Board;

•	the selection criteria for new directors;

•	the tenure and retirement of directors;

•	the roles and responsibilities of each director;

•	the duties and obligations of each director;

•	the structure and the roles and responsibilities of the Board and the Committees;

•	the names of persons whom it concludes should be considered for Board and Committee membership (including Committee Chairs);

•	the annual operating budget for the Board; and

•	the role and effectiveness of the Board and the role and effectiveness of each Committee in the Company’s corporate governance process;

(2)    The Corporate Governance and Responsibility Committee shall review annually the independence of each Board member and refer its conclusions to the Board for full discussion and approval. A director’s independence shall be determined in accordance with the Company’s Principles of Corporate Governance.

(3)    The Corporate Governance and Responsibility Committee shall review with the Board, at least annually, the need for new Board members and the appropriate skills and characteristics required of potential new Board members. As need arises for additional directors, the Corporate Governance and Responsibility Committee has responsibility for the search process and for assessing and determining the selection criteria for new directors. The assessment will include a review of desired skills (such as industry knowledge or specific expertise, such as financial expertise), core competencies, willingness to devote adequate time to Board duties, judgement, issues of diversity and independence, legal requirements and other factors that are relevant in the context of the current make-up of the Board. Annually, the Corporate Governance and Responsibility Committee shall submit to the Board for approval the names of the persons who it concludes should be considered by the Company’s shareholders as nominees for Board membership at the Company’s next annual meeting of shareholders.

(4)    The Corporate Governance and Responsibility Committee is responsible, with consideration for the desires of individual directors, for recommending to the Board the assignment of Board members to various Committees (including Committee Chairs).

(5)    The Corporate Governance and Responsibility Committee shall assess and report annually to the Board on the performance of the Board and each Committee (including practices, policies and procedures of the Board and the Committees) and specifically review areas in which the Board, Committees and/or management believe a better contribution could be made. The assessment shall be based on an annual Board self-evaluation, which shall incorporate a self-evaluation by each Board Committee (including the Corporate Governance and Responsibility Committee). The Corporate Governance and Responsibility Committee shall be responsible for establishing the evaluation criteria and implementing the process for the annual evaluation.

(6)    The Corporate Governance and Responsibility Committee shall review periodically the compensation for non-employee directors to ensure that it remains competitive. Any changes will be recommended to the Board for full discussion and approval.

(7)    The Corporate Governance and Responsibility Committee shall adopt, amend, administer and terminate compensation and benefit plans and policies relating to non-employee directors as it deems advisable (including any such plan qualifying under Rule 16b-3 under the Securities Exchange Act of 1934).

(8)    The Corporate Governance and Responsibility Committee may delegate, as the Committee deems advisable, certain responsibilities to an appropriate management or administrative committee or executive officers of the Company; provided, however, that the Corporate Governance and Responsibility Committee shall have the sole authority to retain, terminate and approve the fees and other retention terms of (a) any search firm to be used to identify director candidates and (b) any compensation consultant retained to assist in the evaluation of director compensation.

(9)    The Corporate Governance and Responsibility Committee also shall review periodically the Company’s public policy issues and significant community relations matters.

Appendix F

CHARTER OF THE EXECUTIVE COMMITTEE

AMENDED DECEMBER 12, 2002

I.    APPOINTMENT OF EXECUTIVE COMMITTEE

The Company’s By-Laws authorize the Board of Directors to appoint committees having the authority to perform such duties as the Board may determine. The Board of Directors has appointed the Executive Committee to serve the purpose set forth in this Charter, and has delegated the duties and responsibilities set forth in this Charter to the Executive Committee. The Executive Committee will report to the Board of Directors as provided in this Charter.

II.    PURPOSE

As provided in the By-Laws and subject to applicable law, the Executive Committee may exercise the authority of the Board of Directors in the management of the business and affairs of the Company when the Board of Directors is not in session.

III.    OPERATING POLICIES

(1)    The Executive Committee shall be composed of three or more directors, which directors may be independent or non-independent directors. The Corporate Governance and Responsibility Committee will recommend to the Board the directors to be members of, and to fill any vacancies on, the Executive Committee (including the position of Executive Committee Chair), as provided in the Company’s Principles of Corporate Governance. The Board may remove a member from the Executive Committee at any time, with or without cause.

(2)    The Executive Committee shall meet at such times and places as the Executive Committee shall deem advisable on the call of the Chairman of the Executive Committee, the Chairman of the Board, the Chief Executive Officer, or, in their absence, by any member of the Executive Committee. The presence of a majority of the members of the Executive Committee then in office shall constitute a quorum for the transaction of business.

(3)    The Executive Committee shall take the minutes of all Executive Committee meetings and approve them by subsequent action. The Executive Committee shall circulate the minutes of the Executive Committee meetings to the Board for review.

(4)    The Executive Committee shall determine its rules of procedure in accordance with the Company’s Principles of Corporate Governance.

(5)    At each regular Board meeting held following an Executive Committee meeting, the Executive Committee shall report to the Board regarding the action taken by the Executive Committee.

(6)    The Executive Committee has the authority to retain independent, outside counsel or other professional services as it deems necessary, without seeking Board approval.

(7)    The Company shall provide such funding as the Executive Committee determines is necessary for payment of compensation to any counsel or other advisors employed by the Executive Committee.

F-1

IV.    DUTIES AND RESPONSIBILITIES

(1)    As provided in the By-Laws of the Company, the Executive Committee shall and may, subject to applicable law and the By-Laws of the Company, exercise all of the powers and authority of the Board of Directors in the management of the business and affairs of the Company in the interim between meetings of the Board of Directors; provided, however, that the Executive Committee has no power to:

(a)    elect directors;

(b)    alter, amend or repeal the By-Laws or any resolution or resolutions of the directors designating an Executive Committee;

(c)    declare any dividend or make any other distribution to the shareholders of the Company; or

(d)    appoint any member of the Executive Committee.

(2)    The Executive Committee may delegate, as the Executive Committee deems advisable, certain responsibilities to an appropriate management or administrative committee or executive officers of the Company.

(3)    The Executive Committee shall conduct an annual self-evaluation, which will be incorporated into the Corporate Governance and Responsibility Committee’s annual report to the Board on Board and committee performance.

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[LYONDELL LOGO]

Lyondell Chemical Company

C/O Proxy Services

P.O. Box 9141

Farmingdale, NY 11735

INSTRUCTIONS FOR SUBMITTING PROXY:

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number located below to obtain your records and create an electronic voting instruction form. Internet voting must be completed by 11:59 p.m. (Eastern) on April 30, 2003.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number located below and then follow the simple instructions that the Vote Voice provides you. Telephone voting must be completed by 11:59 p.m. (Eastern) on April 30, 2003.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return to Lyondell Chemical Company c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS ☒	PLEASE DETACH PROXY CARD HERE

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

1. ELECTION OF DIRECTORS
FOR all nominees listed below ☐	WITHHOLD AUTHORITY to vote for all nominees listed below ☐	*EXCEPTIONS ☐

Nominees: Carol A. Anderson, William T. Butler, Stephen I. Chazen, Travis Engen, Stephen F. Hinchliffe, Jr., Ray R. Irani, David J. Lesar, Dudley C. Mecum, Dan F. Smith, William R. Spivey (INSTRUCTIONS: To withhold authority to vote for any individual nominee mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

2.      Proposal to ratify the appointment of PricewaterhouseCoopers LLP, independent accountants, as the Company’s auditors for the fiscal year ending December 31 2003.

FOR    ☐ AGAINST    ☐ ABSTAIN    ☐

3.      Proposal to Approve the Amended and Restated Restricted Stock Plan for Non-Employee Directors.

FOR    ☐ AGAINST    ☐ ABSTAIN    ☐

4.      In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

I/we will attend the meeting.    ☐                 Address Change Mark Here    ☐

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please sign as such, giving full title.

Signature	Date	Signature (Joint Owners)	Date

[LYONDELL LOGO]

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Lyondell Chemical Company (herein the “Company”) hereby makes, constitutes and appoints T. Kevin DeNicola, Charles L. Hall and Kerry A. Galvin, and each of them, lawful attorneys and proxies of the undersigned, with full power of substitution, for and in name, place and stead of the undersigned to vote the number of shares of Company Common Stock that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held in the General Assembly Room of One Houston Center, 1221 McKinney, 42nd Floor, in Houston, Texas on Thursday, May 1, 2003 at 9:00 a.m., local time, and at any adjournment(s) thereof, on the matters set forth on the reverse side.

This proxy, when properly executed or submitted over the Internet or by telephone, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR items 1, 2 and 3.

This card also constitutes my voting instructions with respect to shares held in the Lyondell Chemical Company 401(k) and Savings Plan, the Equistar Chemicals, LP Savings and Investment Plan, the LYONDELL-CITGO Refining, LP 401(k) and Savings Plan for Non-Represented Employees, the LYONDELL-CITGO Refining, LP 401(k) and Savings Plan for Represented Employees, and the Equistar Chemicals, LP Retirement Savings and Investment Plan for Hourly Represented Employees, and the undersigned hereby authorizes Fidelity Management Trust Company, as Trustee of such plans, to vote the shares held in the undersigned’s accounts.

(Continued, and to be signed and dated, on the reverse side.)